UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.         )

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Micro Therapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

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MICRO THERAPEUTICS, INC.
2 Goodyear
Irvine, California 92618

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On December 31, 2002

TO THE STOCKHOLDERS OF MICRO THERAPEUTICS, INC.,

A special meeting of stockholders of Micro Therapeutics, Inc. (the “Company”), will be held at 2 Goodyear, Irvine, California 92618 on December 31, 2002, at 10:00 a.m., for the following purposes as more fully described in the accompanying proxy statement:

(1)
To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 35,000,000 to 45,000,000 and the total number of authorized shares of the Company’s capital stock from 40,000,000 to 50,000,000.

(2)	To approve the sale and issuance of up to 10,345,905 shares of the Company’s common stock as required by Nasdaq rules.

(3)
To consider and vote upon a proposal to amend the Company’s Employee Stock Purchase Plan to increase the number of shares thereunder by 200,000 shares, bringing the total number of shares issuable thereunder to 400,000.

(4)
To consider and vote upon a proposal to amend the Company’s 1996 Stock Incentive Plan to increase the number of shares of common stock issuable thereunder by 1,000,000 shares, bringing the total number of shares issuable thereunder to 5,750,000.

(5)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on December 6, 2002 will be entitled to vote at the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

Thomas C. Wilder, III
President and Chief Executive Officer
Irvine, California
December     , 2002

YOUR VOTE IS IMPORTANT. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING YOU SHOULD COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY. Any stockholder present at the meeting may withdraw his or her proxy and vote personally on each matter brought before the meeting. Stockholders attending the meeting whose shares are held in the name of a broker or other nominee who desire to vote their shares at the meeting should bring with them a proxy or letter from that firm confirming their ownership of shares.

MICRO THERAPEUTICS, INC.
2 Goodyear
Irvine, California 92618

PROXY STATEMENT

INTRODUCTION

This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Micro Therapeutics, Inc., a Delaware corporation (the “Company”), for use at a special meeting of stockholders to be held on December 31, 2002, at 10:00 a.m., at 2 Goodyear, Irvine, California 92618. This proxy statement and the accompanying proxy are being mailed to stockholders on or about December     , 2002. It is contemplated that this solicitation of proxies will be made primarily by mail; however, if it should appear desirable to do so in order to ensure adequate representation at the meeting, directors, officers and employees of the Company may communicate with stockholders, brokerage houses and others by telephone, telegraph or in person to request that proxies be furnished and may reimburse banks, brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the shares held by them. All expenses incurred in connection with this solicitation shall be borne by the Company.

Holders of shares of common stock of the Company, or stockholders, who execute proxies retain the right to revoke them at any time before they are voted. Any proxy given by a stockholder may be revoked or superseded by executing a later dated proxy, by giving notice of revocation to the Secretary, Micro Therapeutics, Inc., 2 Goodyear, Irvine, California 92618, in writing prior to or at the meeting or by attending the meeting and voting in person. A proxy, when executed and not so revoked, will be voted in accordance with the instructions given in the proxy. If a choice is not specified in the proxy, the proxy will be voted “for” the amendment to the Company’s Amended and Restated Certificate of Incorporation, “for” the approval of the sale and issuance of up to 10,345,905 shares of the Company’s common stock, “for” the amendment to the Company’s Employee Stock Purchase Plan, and “for” the amendment to the Company’s 1996 Stock Incentive Plan.

QUORUM AND VOTING REQUIREMENTS

The shares of common stock, $.001 par value, constitute the only outstanding class of voting securities of the Company. Only the stockholders of the Company of record as of the close of business on the record date, December 6, 2002, will be entitled to vote at the meeting or any adjournment or postponement thereof. As of the record date, there were              shares of common stock outstanding. The presence at the meeting of a majority of the outstanding shares, in person or by proxy relating to any matter to be acted upon at the meeting, is necessary to constitute a quorum for the meeting. Each outstanding share is entitled to one vote on all matters, except as noted below. For purposes of the quorum and the discussion below regarding the vote necessary to take stockholder action, stockholders of record who are present at the meeting in person or by proxy and who abstain, including brokers holding customers’ shares of record who cause abstentions to be recorded at the meeting, are considered stockholders who are present and entitled to vote and count toward the quorum. Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. As used herein, “uninstructed shares” means shares held by a broker who has not received instructions from its customers on such matters and the broker has so notified the Company on a proxy form in accordance with industry practice or has otherwise advised the Company that it lacks voting authority. As used herein, “broker non-vote” means the votes that could have been cast on the matter in question by brokers with respect to uninstructed shares if the brokers had received their customers’ instructions.

Proposal 1 – Approval of the amendment to the Company’s Amended and Restated Certificate of Incorporation: To be adopted, the amendment must receive the affirmative vote of the majority of the shares entitled to vote, which is a majority of the shares of the Company outstanding as of the record date. Uninstructed shares may not be voted on this matter, and abstentions and broker non-votes will have the effect of votes against the proposal.

Proposal 2 – Approval of the sale and issuance of up to 10,345,905 shares of the Company’s common stock: To be adopted, the proposal must receive the affirmative vote of the majority of the shares present in person or by proxy at the meeting and entitled to vote. Uninstructed shares are not entitled to vote on this matter, and therefore broker non-votes do not effect the outcome. Abstentions will have the effect of votes against the proposal.

Proposal 3 – Approval of the Amendment to the Employee Stock Purchase Plan: To be adopted, the amendment must receive the affirmative vote of the majority of the shares present in person or by proxy at the meeting and entitled to vote. Uninstructed shares are not entitled to vote on this matter, and therefore broker non-votes do not effect the outcome. Abstentions will have the effect of votes against the proposal.

Proposal 4 – Approval of the Amendment to the 1996 Stock Incentive Plan: To be adopted, the amendment must receive the affirmative vote of the majority of the shares present in person or by proxy at the meeting and entitled to vote. Uninstructed shares are not entitled to vote on this matter, and therefore broker non-votes do not effect the outcome. Abstentions will have the effect of votes against the proposal.

PROPOSAL ONE

APPROVAL OF AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED
SHARES OF COMMON STOCK THEREUNDER FROM 35,000,000 TO 45,000,000

GENERAL

The Company’s Amended and Restated Certificate of Incorporation currently authorizes the issuance of 35,000,000 shares of common stock and 5,000,000 shares of preferred stock. On September 19, 2002, the Board of Directors adopted a resolution approving, and declared advisable, subject to stockholder approval, an amendment to the Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock from 35,000,000 to 45,000,000. No change is being proposed to the authorized number of shares of preferred stock. An increase in the number of authorized shares of common stock is necessary to enable the Company to have a sufficient number of authorized and unissued shares of common stock to close the second stage of a private placement as described below, as well as for corporate opportunities, such as additional stock offerings, acquisitions, stock dividends and compensation plans. If the stockholders approve this proposal, the first sentence of the first paragraph of Article IV of the Company’s Amended and Restated Certificate of Incorporation would be amended to read in its entirety as follows:

“This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common
Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is
Fifty Million (50,000,000) shares. Forty-Five Million (45,000,000) shares shall be Common Stock, $.001 par value and Five Million (5,000,000) shares shall be Preferred Stock, $.001 par value.”

REASONS FOR THE INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

The Company’s reserve of authorized but unissued shares of common stock has been substantially depleted in recent years as a result of the Company’s financing activities through the sale of common stock and the granting of stock options under the Company’s stock option plans. As of December 6, 2002, the Company was authorized to issue 35,000,000 shares of common stock and had              shares of common stock outstanding.

On September 3, 2002, the Company and Micro Investment, LLC, a Delaware limited liability company whose principal investors are Warburg, Pincus Equity Partners, L.P. and The Vertical Group, executed a definitive securities purchase agreement pursuant to which Micro Investment agreed to lead a two-stage private placement of newly issued common stock of the Company, either as the sole or as a participating investor, for an aggregate purchase price of $30,000,000. Additional investors subsequently agreed to purchase a portion of the shares that Micro Investment had committed to purchase. The first stage of the private placement closed on September 30, 2002, in which the Company issued 4,056,399 shares of the Company’s common stock to the investors at a purchase price of $2.083 per share, resulting in aggregate proceeds to the Company of $8,449,481. 3,969,075 of the shares issued in the first stage were purchased by Micro Investment, and 87,324 shares in the aggregate were purchased by other investors, including Special Situations Fund III, L.P. and Special Situations Cayman Fund, L.P., as well as a director of the Company and certain executive officers of the Company, as more fully described in the section of this proxy entitled “Certain Relationships and Related Party Transactions.”

In the second stage of the private placement, the investors are obligated to purchase, subject to the fulfillment of certain customary closing conditions described below, an additional 10,345,905 shares of the Company’s common stock at a purchase price of $2.083 per share, which would result in aggregate proceeds to the Company of $21,550,519. 10,123,181 of the shares issued in the second stage will be purchased by Micro Investment, and 222,724 shares in the aggregate will be purchased by other investors, including Special Situations Fund III, L.P. and Special Situations Cayman Fund, L.P., as well as a director of the Company and certain executive officers of the Company. However, before the Company can close the second stage of the private placement, the Company will require stockholder approval in order to amend the Company’s Amended and Restated Certificate of Incorporation to increase the number of shares the Company is authorized to issue thereunder, so that the Company can issue the additional 10,345,905 shares of the Company’s common stock to the investors. The Company will also require stockholder approval of the issuance of these shares in the second stage of the private placement, as described in proposal 2 below. The $2.083 per share price is $0.051 higher than the closing price of the Company’s common stock on The Nasdaq National Market on the last trading day prior to the date of Micro Investment’s execution of the securities purchase agreement and commitment to purchase all of the shares in the first and second stages of the financing, and $0.01 higher than the closing price on September 3, 2002, immediately following execution of the securities purchase agreement. The private placement is being made by the Company without a selling agent, and the opportunity to participate in the private placement was available to a very limited group of accredited investors.

The obligation of the investors to consummate the closing of the second stage of the private placement contemplated by the securities purchase agreement remain subject to the fulfillment, on or before the second closing, of certain customary conditions, including, among others, (1) the Company’s representations and warranties in the securities purchase agreement being true and correct in all material respects on the second closing date, (2) the Company’s performance and compliance with all of the Company’s obligations under the securities purchase agreement, (3) there being no injunction, writ, preliminary restraining order or any other order directing the transactions contemplated under the securities purchase agreement not be consummated, (4) there being no developments in the business of the Company or any of its subsidiaries which would reasonably be expected to have a material adverse effect on the Company’s business, properties, assets, liabilities, profits, results of operations or condition, (5) the shares of common stock sold to the investors having been approved for listing on Nasdaq, (6) there being no suspension in trading of the Company’s common stock, or securities generally, on Nasdaq, and (7) all necessary and appropriate third party consents and approvals having been obtained, including the consent of the Company’s stockholders.

The private placement was approved by a special committee of the Board of Directors comprised of George Wallace, Richard D. Randall and Kim Blickenstaff, none of whom are affiliates of Micro Investment. The special committee, in considering whether to approve the private placement, took into consideration a number of factors, including a fairness analysis performed at the request of the special committee by investment banking firm Barrington Associates. Barrington did not represent the Company in its acquisition of Dendron GmbH, as described below, or the private placement, and the negotiation of the price in the private placement was conducted by management of the Company and the special committee before Barrington’s involvement. Barrington conducted a comparable public company analysis, a comparable private financing for public company premium/discount analysis, a discounted cash flow analysis and a market return analysis. Based upon these financial analyses, Barrington concluded that as of the date of its opinion the purchase price of the shares of common stock to be sold in the private placement was fair from a financial point of view to the Company’s stockholders who were not participating in the private placement.

In reaching its conclusion, Barrington did not make or obtain any independent evaluations or appraisals of the assets or liabilities of the Company or Dendron, and instead relied on the accuracy and completeness of information available from public sources and provided to it by the Company (including combined financial statements and projections of the Company and Dendron assuming an acquisition of Dendron had been consummated) without independent verification or investigation. The basis and methodology for Barrington’s opinion were designed specifically for the express purposes of the special committee. As a result, Barrington’s opinion was delivered solely for the benefit and use of the special committee and states that it may not be relied upon by any other person. The Barrington opinion also expressly states that it did not constitute a recommendation either to the special committee as to whether to proceed with the private placement or to any of the Company’s stockholders as to how to vote or otherwise act with respect to either this proposal 1 regarding the amendment to the Company’s Amended and Restated Certificate of Incorporation or proposal 2 below regarding the issuance of shares of the Company’s common stock in the second stage of the private placement, and should not be relied upon by any stockholder as such. Barrington did not opine as to whether the price in the private placement was the best attainable, but only that the price was within a range suggested by these financial analyses.

The proceeds of the first stage of the private placement were used to finance a portion of the initial payment in connection with the acquisition of Dendron GmbH, as described below. The proceeds of the second stage of the private placement will be used to replenish the Company’s cash reserves after making the initial payment in connection with the acquisition of Dendron, and to support the working capital needs of the Company’s combined operations.

In order to satisfy the Company’s anticipated short-term working capital requirements pending the anticipated closing of the second stage of the private placement, on November 18, 2002, the Company obtained a short-term loan by issuing an unsecured promissory note in the principal amount of three million dollars ($3,000,000) to Micro Investment. The note bears interest at the rate of ten percent (10%) per annum prior to maturity and twelve percent (12%) per annum thereafter. The note is due and payable by the Company upon the earlier of (1) the demand of Micro Investment or (2) May 18, 2003.

The shares issued in the first stage of the private placement have not been registered, and the shares issued in the second stage will not have been registered, under the Securities Act of 1933, as amended, at the time of issuance, and until so registered the shares may not be offered or sold in the United States absent registration or availability of an applicable exemption from registration. The securities purchase agreement includes registration rights provisions that require the Company to prepare and file with the Securities and Exchange Commission, as soon as practicable after the second closing date, a registration statement under the Securities Act of 1933 for the purpose of registering for resale, all of the shares of the Company’s common stock that are sold in the private placement pursuant to the securities purchase agreement. Additional information regarding the Company’s obligation to register the shares can be found below in the section of this proxy statement titled “Certain Relationships and Related Party Transactions.”

The proposed amendment to the Amended and Restated Certificate of Incorporation will increase the number of authorized shares of common stock from 35,000,000 to 45,000,000. In order to provide that the Company will have a sufficient number of authorized and unissued shares of common stock for completion of the second stage of the private placement, as well as for other corporate opportunities, such as additional stock offerings, acquisitions, stock dividends and compensation plans, the Board of Directors has decided to increase the number of authorized shares of common stock from 35,000,000 to 45,000,000. However, other than the shares of common stock the Company has reserved for issuance under its existing stock option plans and the Employee Stock Purchase Plan, including the proposed increases in the shares issuable under the Employee Stock Purchase Plan and the 1996 Stock Incentive Plan as described in proposals 3 and 4 below, and the shares of common stock to be issued in the second stage of the private placement, the Company currently has no specific commitments or agreements to issue any shares of common stock pursuant to any stock offerings, acquisitions, stock dividends or compensation plans.

However, the availability of additional shares for issuance, without the delay and expense of obtaining stockholder approval at a special meeting, will restore the Company’s flexibility to issue common stock to a level that the Board of Directors believes is advisable. Also, while it is not the intent of this proposal, in addition to general corporate purposes, the proposed share increase can be used to make a change in control of the Company more difficult. See the section of this proxy statement titled “Potential Anti-Takeover Effect of Authorized Securities” below.

The additional shares of common stock for which authorization is sought would be identical to the shares of common stock of the Company authorized prior to approval of this proposal. With the exception of Micro Investment, holders of common stock do not have preemptive rights to subscribe to additional securities that may be issued by the Company, which means that current stockholders do not have a prior right to purchase any new issue of capital stock of the Company in order to maintain their proportionate ownership of the Company. Under the terms of a securities purchase agreement by and between the Company and Micro Investment dated May 25, 2001, the Company has agreed that, subject to certain conditions and exceptions, if the Company proposes to issue equity securities at any time after the date of the securities purchase agreement and for so long as Micro Investment owns 10% or more of the outstanding shares of common stock of the Company, Micro Investment will have the right to purchase its pro rata portion of such securities. These preemptive rights will have no impact on the current private placement, because Micro Investment has purchased in the first stage, and has agreed to purchase in the second stage, an amount greater than its pro rata portion of the securities available in the private placement.

As of the record date, a total of              shares of common stock of the Company were issued and outstanding, and a total of              shares of common stock were committed for issuance pursuant to outstanding stock options under the Company’s stock option plans. This total committed for issuance includes existing grants as well as shares available for grant under all of the Company’s stock option plans, and including the 1996 Stock Incentive Plan and the 1993 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan. As of the record date, no shares of the Company’s preferred stock, of which 5,000,000 shares are authorized, were issued or outstanding. No increase in the number of authorized shares of preferred stock of the Company is proposed or anticipated at the present time.

If approved by the stockholders, the proposed amendment will become effective upon the filing of a Certificate of Amendment with the Secretary of State of Delaware amending the Company’s Amended and Restated Certificate of Incorporation, which filing will be made as soon as reasonably practicable after receiving stockholder approval. If approved, the increased number of authorized shares of common stock will be available for issuance from time to time for such purposes and consideration as the Board of Directors may approve, and no further vote of stockholders of the Company will be required, except as provided under Delaware law or under applicable stock exchange or stock market rules.

ACQUISITION OF DENDRON GmbH

As discussed above, the proceeds of the first stage of the private placement described in this proposal were used to finance a portion of the initial payment in connection with the Company’s acquisition of Dendron GmbH, a privately held, German-based developer and manufacturer of neurovascular focused products such as embolic coils for the treatment of brain aneurysms. The proceeds of the second stage of the private placement, with respect to which the Company is seeking approval in this proposal to increase the number of shares authorized for issuance under its Amended and Restated Certificate of Incorporation, will be used to replenish the Company’s cash reserves after making the initial payment in connection with the acquisition of Dendron, and to support the working capital needs of the Company’s combined operations. The approval of the Company’s stockholders is not required with respect to the Company’s acquisition of Dendron, and the following summary of the acquisition is provided for informational purposes only.

On September 3, 2002, the Company entered into an agreement to acquire Dendron through the purchase of all of the outstanding equity securities of Dendron from its existing stockholders in an all-cash transaction of up to $40,000,000, including contingent earn-out payments. Following approval by the Company’s Board of Directors and the fulfillment of certain closing conditions by Dendron, the Company completed the acquisition of Dendron on October 4, 2002. At the closing of the acquisition, the Company was obligated to make a cash payment of $25,000,000, of which $20,000,000 was paid on October 4, 2002, and $5,000,000 is currently being held back pursuant to the terms of the acquisition for a short period to permit certain purchase price adjustments to be determined, such as deductions to take into account Dendron’s accumulated debt. Additional payments, aggregating up to $15,000,000, are contingent upon Dendron products achieving certain revenue targets between 2003 and 2008.

Summary of terms of acquisition

•
Acquisition: Pursuant to a stock purchase agreement, dated September 3, 2002, the Company purchased of all of the outstanding equity securities of Dendron from the Dendron stockholders in exchange for the cash consideration described below (see page 6).

•
Initial purchase price: $25,000,000, of which $20,000,000 was paid upon the closing of the acquisition on October 4, 2002, and $5,000,000 is currently being held back pursuant to the terms of the acquisition for a short period to permit certain purchase price adjustments to be determined (see page 6).

•	Contingent payments: Up to $15,000,000, contingent upon Dendron products achieving certain revenue targets between 2003 and 2008 (see page 7).

•	Escrow: $2,500,000 of the initial purchase price due to the selling stockholders of Dendron (see page 7).

•	Representation and warranties: The parties made to each other certain representations and warranties typical and customary in a transaction of this nature (see page 7).

•
Payment of fees and expenses: The Company and the selling stockholders of Dendron each paid their own costs and expenses incurred in connection with the stock purchase agreement and the acquisition, subject to certain exceptions (see page 7).

The Companies

Micro Therapeutics, Inc. The Company, whose principal place of business is located at 2 Goodyear, Irvine, California 92618, (telephone: 949-837-3700), develops, manufactures and markets minimally invasive medical devices for the diagnosis and treatment of vascular disease. The Company focuses its efforts in two under-served markets: the treatment of neuro vascular disorders of the brain associated with stroke, and the treatment of peripheral vascular disease, including blood clot therapy in hemodialysis access grafts, arteries and veins. The Company’s products and products under development in the neuro vascular market designed to address stroke include: (1) Onyx®, a unique material used to treat aneurysms, arteriovenous malformations, or AVMs, and hypervascular brain tumors; and (2) a range of guidewires, balloon catheters and micro catheters incorporating shaft designs and innovative materials, which allow access to small, remote blood vessels. The Company’s products in the peripheral vascular market, designed for less invasive treatment of blood clots, include: (1) a broad offering of infusion catheters, micro catheters and infusion wires; and (2) a mechanical thrombolytic device, the Castaneda Over-The-Wire Brush™, designed for rapid interventional clot disruption and dissolution through mechanical mixing of a thrombolytic drug with the clot.

Dendron GmbH. Dendron GmbH, whose principal place of business is located at Universitätsstraße 142, 44799 Bochum, Germany (telephone: +49 (0)234 970 61 0), was founded in October 1999, and develops, manufactures and markets minimally invasive devices for the diagnosis and treatment of vascular disease and tumors. Dendron’s products are focused on applications in the micro medicine fields of neurosurgery and neurocardiology. In particular, Dendron’s products are intended for the endovascular embolization treatment of intracranial aneurysms or other neurovasular diseases, including arteriovenous malformations of the brain or fistulas of the dura mater that are considered to have a very high risk for management by traditional operative techniques or are inoperable. Dendron’s product portfolio is divided into the three lines: EDC II, micro coils and micro cannulas.

Terms of Acquisition of Dendron

Purchase Price. At the closing of the acquisition, the Company was obligated to make a cash payment of $25,000,000, of which $20,000,000 was paid on October 4, 2002, and $5,000,000 is currently being held back pursuant to the terms of the stock purchase agreement for a short period to permit certain purchase price adjustments to be determined, of up to $5,000,000, such as deductions to take into account Dendron’s accumulated debt and other liabilities. Additional payments, aggregating up to $15,000,000, are contingent upon Dendron products achieving certain revenue targets between 2003 and 2008, as follows:

•
If the aggregate revenues from the sale of specified products of Dendron in calendar year 2003 exceed $4,000,000, then the selling stockholders of Dendron shall be entitled to an aggregate payment of $3,750,000.

•
If the aggregate revenues from the sale of specified products of Dendron in calendar year 2004 exceed $5,000,000, then the selling stockholders of Dendron shall be entitled to an aggregate payment of $3,750,000.

•
If the aggregate revenues from the sale of specified products of Dendron in any of calendar years 2003, 2004, 2005, 2006, 2007 or 2008 exceed $25,000,000, then the selling stockholders of Dendron shall be entitled to an aggregate payment of $7,500,000, payable only upon the first occurrence of such event.

Escrow. $2,500,000 of the initial purchase price due to the selling stockholders of Dendron was paid into an escrow account, as security for any claims by the Company in connection with a breach by a selling stockholder of Dendron of its representations and warranties as set forth in the stock purchase agreement. Any amount remaining in the escrow account on October 4, 2004, if not then subject to a claim, will be released to the selling stockholders of Dendron.

Representations, warranties and indemnification. The Company and the selling stockholders of Dendron each made a number of representations and warranties in the stock purchase agreement regarding the authority to enter into the stock purchase agreement and to consummate the other transactions contemplated by the stock purchase agreement. The selling stockholders of Dendron made a number of additional representations and warranties with regard to aspects of its business, financial condition, structure and other pertinent facts, including its intellectual property and matters relating to its products. The representations and warranties will survive until June 30, 2004, except that claims for breaches of representations and warranties relating to defects of title shall survive until September 3, 2007, and claims for breaches of representations and warranties relating to tax matters shall survive until six months following such time as the relevant tax assessment has become final and non-appealable.

The selling stockholders of Dendron are severally, but not jointly, liable for the representations and warranties of the sellers set forth in the stock purchase agreement with respect to the shares sold by each seller under the stock purchase agreement. However, two of the sellers are jointly and severally liable for all representations and warranties in respect of their shares; and certain other sellers are only subject to the representations and warranties regarding title to their shares and the power of the seller to enter into the stock purchase agreement.

Claims arising out of and in connection with the stock purchase agreement are excluded unless the total amount of all claims exceeds 100,000 Euros. In the event the aggregate amount of the claims exceeds 100,000 Euros, the Company may only claim the amount exceeding 100,000 Euros. The aggregate liability of the selling stockholders of Dendron for all claims arising out of and in connection with the stock purchase agreement shall not exceed $5,000,000. However, the foregoing threshold amounts and limits do not apply to breaches of representations and warranties relating to the corporate organization of Dendron, its capitalization, the title of the selling stockholders to their shares, and the validity of the stock purchase agreement.

        Payment of fees and expenses. The Company and the selling stockholders of Dendron each paid their own costs and expenses incurred in connection with the stock purchase agreement and the acquisition, except that the Company is responsible for sales, transfer, or stamp taxes, costs for merger control clearance or other similar charges, if any, payable by reason of the transaction contemplated by the stock purchase agreement.

Reasons for engaging in the acquisition of Dendron

The Company’s Board of Directors carefully considered the terms and conditions of the proposed acquisition of Dendron and concluded that the proposed acquisition was fair to, and in the best interests of, the Company and its stockholders. In reaching its decision, the Company consulted with a number of financial and legal advisors and with members of the Company’s senior management. The Company’s Board of Directors took into consideration a number of factors, including without limitation the following:

•	the opportunity to establish a full portfolio of products for the neuro vascular field, including multiple products that may be used in conjunction with one another;

•	the cost efficiencies of acquiring the right to manufacture and market a neuro aneurysm coil versus designing, developing and obtaining regulatory approval to market such a product;

•	Dendron’s advanced development of its product line;

•	the additive effects of Dendron’s global customer relationships and complementary technology skills and capabilities;

•	the anticipated ability to protect Dendron’s intellectual property rights;

•	the anticipated enhanced revenues and balance sheet of the combined companies;

•	the terms of the stock purchase agreement as reviewed by the Board of Directors with its legal advisors; and

•	the opinion of U.S. Bancorp Piper Jaffray that the consideration that was proposed to be paid by the Company in the acquisition of Dendron was fair, from a financial point of view, to the Company.

In view of the wide variety of the material factors considered in connection with the evaluation of the acquisition of Dendron and the complexity of these matters, the Company’s Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign any relative weight to the various factors considered. In addition, the Company’s Board of Directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Company’s Board of Directors, but rather the Company’s Board of Directors conducted an overall analysis of the factors described above, including discussions with and questioning of the Company’s senior management and legal and financial advisors.

Certain U.S. Federal income tax consequences of the acquisition of Dendron

The acquisition of Dendron was structured as an all-cash transaction with the consideration being paid directly to the stockholders of Dendron. Therefore, there are no tax consequences to the stockholders of the Company.

Dissenters’ rights of appraisal with respect to the acquisition of Dendron

Under Delaware law, stockholders of the Company are not entitled to dissenters’ rights of appraisal with respect to the Company’s acquisition of Dendron. No provision was made by the Company in connection with the acquisition of Dendron to grant unaffiliated Company stockholders access to the corporate files of the Company or to obtain counsel or appraisal services at the expense of the Company.

Regulatory approval

On September 9, 2002 the Company filed a precautionary notification to the German Federal Cartel Office (Bundeskartellamt) regarding the contemplated acquisition of Dendron by the Company. On September 13, 2002 the Company received the confirmation of the Federal Cartel Office, stating that the acquisition only affects minor markets and that therefore neither a pre-merger notification pursuant to Section 39 of the German Law against Restraints on Competition (Gesetz gegen Wettbewerbsbeschränkungen) nor a formal clearance was required.

Background of the acquisition of Dendron

From time to time, the Company’s Board of Directors has informally evaluated the Company’s product line and different strategic alternatives to complement the Company’s existing products. In April 2002, the Company’s Board of Directors and members of its senior management began discussions regarding whether it was in the Company’s best interest to design and manufacture a neuro aneurysm coil product or whether it would be more efficient to acquire another entity that had developed such a product. Near the end of May 2002, after several months of discussing the potential benefits of acquiring the right to sell a neuro aneurysm coil, the Company’s Board of Directors discussed and analyzed the potential acquisition of several existing early stage companies that have developed a neuro aneurysm coil, including Dendron.

In June 2002, James Corbett, the Company’s then-acting Chief Executive Officer, contacted several early stage companies which had been previously identified as potential acquisition targets of the Company, including Dendron, regarding the possibility of a potential acquisition by the Company. In particular, Mr. Corbett and Hermann Monstadt, of Dendron, engaged in several discussions regarding Dendron, its business and products and a potential acquisition by the Company.

On July 2, 2002, at a regularly scheduled meeting of the Company’s Board of Directors, members of the Company’s senior management, including Mr. Corbett, presented to the Board of Directors a description of Dendron and its specific products which were most unique and could provide the greatest benefit to the Company’s existing product line. After substantial discussion of the potential benefits and risks of an acquisition of Dendron, the Board of Directors authorized the Company’s management to offer to purchase Dendron for up to $23,000,000 in cash plus the assumption of existing indebtedness of up to $2,000,000, with such purchase being subject to a successful due diligence review of Dendron. Additionally, the Board of Directors directed management to engage German legal counsel to assist with the transaction.

During late July and early August 2002, members of the Company’s senior management, including Mr. Corbett and Tom McCarthy, Vice President of Corporate Development, and the Company’s financial and legal advisors conducted a due diligence review of Dendron, including without limitation, an extensive review by the Company’s special legal counsel of Dendron’s existing intellectual property portfolio and certain matters related thereto.

In early August 2002, the Company’s legal counsel distributed a draft of the proposed stock purchase agreement to Dendron’s representatives, including its legal counsel, pursuant to which the Company would purchase all of the outstanding equity securities of Dendron.

On August 19, 2002, at a special meeting of the Company’s Board of Directors, the Board of Directors discussed the progress of the due diligence review of Dendron and further discussed the potential cost and value of the acquisition. After substantial discussion, the Board of Directors authorized the Company’s management to move forward with the acquisition of Dendron for a purchase price of $25,000,000 in cash, less any outstanding debt assumed, plus additional cash payments of up to an aggregate of $15,000,000 based upon the achievement of certain milestones by Dendron. Additionally, the Board of Directors approved the formation of a special committee, comprised of George Wallace, Richard D. Randall and Kim Blickenstaff, none of whom were affiliated with the Company’s majority stockholder, Micro Investment, LLC, to negotiate on behalf of the Company a private placement of the Company’s common stock with Micro Investment and certain other accredited investors, of which the proceeds from the first stage of the private placement would be used to finance a portion of the initial payment of the acquisition of Dendron.

        On August 22, 2002, U.S. Bancorp Piper Jaffray was retained by the Board of Directors to render an opinion as to the fairness, from a financial point of view, of the consideration that was proposed to be paid by the Company in connection with the proposed acquisition of Dendron, as of the date such consideration was agreed upon by the parties. No limitations were imposed by the Board of Directors on U.S. Bancorp Piper Jaffray with respect to the investigations made or procedures followed in rendering its opinion.

Between August 19, 2002 and September 2, 2002, Messrs. Corbett and McCarthy, along with the Company’s legal counsel, negotiated a definitive stock purchase agreement with Dendron’s investment bankers, Deloitte & Touche, and legal counsel.

On September 2, 2002, the Company’s Board of Directors met to consider a definitive stock purchase agreement with the Dendron stockholders. At such meeting, members of the Company’s senior management, together with the Company’s legal advisors, reviewed with the Board of Directors, among other things, the satisfactory resolution of the final outstanding matters relating to the stock purchase agreement, matters relating to the private placement to be consummated in connection with the acquisition and an update on the fairness opinion to be delivered by U.S. Bancorp Piper Jaffray. It was noted that upon execution of the stock purchase agreement, U.S. Bancorp Piper Jaffray would be able to complete its review of Dendron and would deliver its opinion that the consideration that was proposed to be paid by the Company in the acquisition of Dendron was fair, from a financial point of view, to the Company. A more detailed description of the opinion of U.S. Bancorp Piper Jaffray is set forth below in the section titled “Opinion of Micro Therapeutics’ financial advisor U.S. Bancorp Piper Jaffray regarding acquisition of Dendron”.

Between August 26, 2002 and September 11, 2002, the special committee met several times to discuss the terms and conditions of the private placement with Micro Investment and to negotiate a definitive securities purchase agreement providing for the sale of up to $30,000,000 of the Company’s common stock. The special committee engaged special legal counsel to advise it with respect to matters relating to the private placement. In approving the private placement with Micro Investment, the special committee took into consideration a number of factors, including an opinion from Barrington Associates, an investment banking firm engaged by the special committee, that the purchase price of the shares of common stock to be sold in the private placement was fair, from a financial point of view, to the Company’s stockholders who were not participating in the private placement.

On September 3, 2002, the Company and the Dendron stockholders executed the definitive stock purchase agreement and the transactions contemplated thereunder were consummated on October 4, 2002.

DISCUSSION AND ANALYSIS OF BUSINESS OF DENDRON

The following discussion of the financial condition and results of operations of Dendron GmbH should be read in conjunction with the financial statements and related notes thereto included as Appendix A to this proxy statement.

Overview

Since its inception in October 1999, Dendron has been primarily engaged in the design, development and marketing of minimally invasive devices for treatment of neuro vascular disease. Dendron has a limited history of operations and has experienced significant operating losses since inception.

Results of Operations

        Primary end-users of Dendron’s products are interventional neuroradiologists and cardiologists. Dendron’s largest client is Alfried-Krupp-Krankenhaus, a large medical facility located in Essen, Germany, which accounted for 42% and 43% of Dendron’s revenues for the year ended December 31, 2001 and the nine months ended September 30, 2002, respectively. The balance of Dendron’s revenues are generated primarily from sales to distributors, the three largest of which accounted for an aggregate of 22% and 23% of Dendron’s revenues for the year ended December 31, 2001 and the nine months ended September 30, 2002, respectively. Geographically, sales to customers in Germany accounted for an aggregate of 64% of Dendron’s revenues in both the year ended December 31, 2001 and the nine months ended September 30, 2002.

Dendron’s revenues have been derived primarily from sales of its detachable coil product lines, which historically have constituted over 90% of total revenues. Until August 2001, Dendron’s revenues were primarily from its first generation of coils, which, in 2001, were the subject of a lawsuit wherein the plaintiff successfully asserted that such coils infringed on certain of the plaintiff’s patents. As a result, such coils are no longer sold. In late 2001, Dendron introduced a new line of detachable coils, which has since constituted nearly all of its sales. As a result of such changes in 2001, net revenues for the nine months ended September 30, 2002 of $1.9 million were approximately equal to net revenues for the year ended December 31, 2001.

Gross margin as a percentage of sales was approximately 41% for the year ended December 31, 2001 and 51% for the nine months ended September 30, 2002. This improvement reflects the effects of increased sales volumes in 2002.

Research and development expenses, which include clinical and regulatory expenses, for the nine months ended September 30, 2002 exceeded such expenses for the year ended December 31, 2001 by 13%, which increase was a result of increased activity in product development.

Marketing and sales expenses for the nine month ended September 30, 2002 exceeded such expenses for the year ended December 31, 2001 by 12% due to Dendron’s increased efforts in expanding its market potential outside of Germany.

General and administrative expenses for the nine months ended September 30, 2002 were 75% of such expenses for the year ended December 31, 2001, implying a relatively level pace on expenditures for the two periods.

Interest expense for the nine months ended September 30, 2002 was 170% greater than interest expense for the year ended December 31, 2001 due primarily to the accrual, in 2002, of approximately $395,000 related to the repayment penalty in connection with Dendron’s obligation to Technologie-Beteiligungsgesellschaft mbH der Deutschen Ausgleichsbank, or Tbg.

Liquidity and Capital Resources

Dendron has incurred losses since its inception and, at September 30, 2002, had a bank overdraft of $712,000 on an accumulated deficit of $7 million. For the nine months ended September 30, 2002, cash used in operating activities was $1.1 million, reflecting primarily the loss the for period. Cash used in investing activities during the nine months ended September 30, 2002 was $536,000, consisting of fixed assets acquisitions. At September 30, 2002, Dendron had no commitments for future additions to fixed assets. Cash provided by financing activities for the nine months ended September 30, 2002 was approximately $1.6 million, arising primarily from the financing transaction entered into with Tbg.

Dendron’s existing cash resources would not have been sufficient to provide assurance that Dendron could sustain its business activity for the ensuing twelve months. In October 2002, the Company acquired all the equity interests of Dendron, and Dendron management’s plan is to increase revenues through the worldwide introduction of its products, the success of which cannot be assured. Even if such efforts are successful, it is likely that Dendron will require infusions of capital from the Company, the availability of which cannot be assured. These conditions raise substantial doubt about Dendron’s ability to continue as a going concern. The financial statements presented in Appendix A to this proxy statement do not include any adjustments to reflect the possible future effects of the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

OPINION OF MICRO THERAPEUTICS’ FINANCIAL ADVISOR U.S. BANCORP PIPER JAFFRAY REGARDING ACQUISITION OF DENDRON

Pursuant to an engagement letter dated August 22, 2002, the Company retained U.S. Bancorp Piper Jaffray to render to the Board of Directors an opinion as to the fairness to the Company, from a financial point of view, of the consideration then proposed to be paid by the Company in the acquisition of Dendron, in order to assist the Board in its analysis prior to the Board’s final approval of the acquisition.

U.S. Bancorp Piper Jaffray rendered an opinion to the Company’s Board of Directors on September 9, 2002, that, as of that date and based upon and subject to the assumptions, factors and limitations set forth in the written opinion delivered on September 9, 2002 and described below, the consideration that was proposed to be paid by the Company in the acquisition of Dendron was fair, from a financial point of view, to the Company. The following summary of the opinion of U.S. Bancorp Piper Jaffray is qualified in its entirety by reference to U.S. Bancorp Piper Jaffray’s written opinion dated September 9, 2002. A copy of U.S. Bancorp Piper Jaffray’s written opinion dated September 9, 2002 will be made available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested stockholder of the Company, or by a representative of such stockholder who has been so designated in writing, or, upon request, at the stockholder’s expense, the Company will send a copy of the opinion to any interested stockholder of the Company, or a representative of such stockholder who has been so designated in writing. The Company’s stockholders should read the following summary of the opinion carefully in conjunction with this proxy statement in order to understand the process the Board of Directors of the Company undertook in approving the acquisition, and should carefully consider the assumptions made, matters considered and the limits of the review by U.S. Bancorp Piper Jaffray.

While U.S. Bancorp Piper Jaffray rendered its opinion and provided certain analyses to the Company’s Board of Directors, U.S. Bancorp Piper Jaffray was not requested to and did not make any recommendation to the Company’s Board of Directors as to the specific form or amount of the consideration to be paid by the Company in the acquisition of Dendron, which was determined through negotiations between the Company and Dendron. U.S. Bancorp Piper Jaffray’s written opinion, which was delivered for use and consideration by the Board of Directors, is directed only to the fairness, from a financial point of view, to the Company of the proposed consideration to be paid by the Company in the acquisition. It did not address the value of a share of Dendron’s common stock or the Company’s common stock, nor did the opinion address the Company’s underlying business decision to participate in the acquisition or constitute a recommendation to any of the Company’s stockholders as to how any stockholder should vote with respect to any matters related directly or indirectly to the acquisition or how such stockholder should otherwise act with respect to the acquisition or any matters related directly or indirectly to the acquisition, and should not be relied upon by any stockholder as such.

U.S. Bancorp Piper Jaffray’s opinion and analyses were only one of many factors considered by the Company’s Board of Directors in its evaluation of the acquisition, and should not be viewed as determinative of the views of the Company’s Board of Directors or the Company’s management with respect to the acquisition.

In arriving at its opinion, U.S. Bancorp Piper Jaffray undertook such review, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, U.S. Bancorp Piper Jaffray reviewed:

•	the stock purchase agreement dated September 3, 2002;

•	certain publicly available financial, business and operating information related to the Company;

•	to the extent publicly available, information concerning selected transactions deemed comparable to the acquisition;

•	certain internal financial information of Dendron on a stand-alone basis prepared for financial planning purposes, and furnished by Dendron management for the years 2001 to 2005;

•
certain internal financial information of the Company on a stand-alone basis, and of Dendron on a stand-alone basis, and of the two companies as a combined company, prepared and furnished by the Company’s management for the years 2002 to 2006;

•	certain publicly available financial and securities data of selected public companies deemed comparable to Dendron; and

•	certain publicly available financial and securities data of selected private companies deemed comparable to Dendron.

In addition, U.S. Bancorp Piper Jaffray had discussions with members of the management of Dendron concerning the financial condition, current operating results and business outlook for Dendron on a stand-alone basis and as combined with the Company. U.S. Bancorp Piper Jaffray had discussions with certain consultants retained by the Company in connection with the acquisition and reviewed due diligence reports prepared by the Company and its consultants pertaining to Dendron’s operations. U.S. Bancorp Piper Jaffray also had discussions with members of the management and board of directors of the Company concerning the financial condition, current operating results and business outlook for the Company on a stand-alone basis and as a combined company with Dendron.

While U.S. Bancorp Piper Jaffray understood that, to replenish the Company’s cash reserves after making the initial payment in connection with the acquisition of Dendron, and to support the working capital needs of the Company’s combined operations, the Company had obtained a commitment from an investor who would participate in a private equity financing of approximately $30 million of the Company’s common stock, U.S. Bancorp Piper Jaffray did not and does not express any views with respect to the financing.

The following is a summary of the material financial analyses performed by U.S. Bancorp Piper Jaffray in connection with its written opinion dated September 9, 2002. This summary of financial analyses includes information presented in tabular format. To fully understand the financial analysis performed by U.S. Bancorp Piper Jaffray, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analysis.

Accretion / Dilution Analysis

U.S. Bancorp Piper Jaffray performed an accretion / dilution analysis for the years ending December 31, 2003, 2004 and 2005 to show the impact on the Company of the transaction from a pro forma combined perspective. The analysis was based on the Company’s management’s projections for Dendron and the Company on a pull through basis as well as a no pull through basis. The assumptions in this analysis include: (i) 15 million additional shares offered by the Company pursuant to a $30 million private equity financing at the Company’s market price of $2.00 per share as of September 6, 2002, to replenish the Company’s cash reserves after making the initial payment in connection with the acquisition of Dendron, and to support the working capital needs of the Company’s combined operations; (ii) 25% intangible amortization of initial payment and additional milestones over 10 years; (iii) a cost of capital of 3%; and (iv) a tax rate of 35%.

This analysis yielded the following results:

Earnings Per Share	2003	(1)	2004	(1)	2005 (1)
No Pull Through

Accretion / (Dilution) $	$0.34		$0.24		$0.10
Accretion / (Dilution) %	NM		NM		22.0%

Pull Through

Accretion / (Dilution) $	$0.38		$0.31		$0.28
Accretion / (Dilution) %	NM		NM		65.1%
(1) NM represents negative number

Net Income	2003	(1)	2004	(1)	2005 (1)
No Pull Through
Accretion / (Dilution) $	$1,052.5		$5,427.3		$9,949.0
Accretion / (Dilution)%	NM		NM		108.6%

Pull Through

Accretion / (Dilution) $	$2,607.3		$7,998.0		$16,642.3
Accretion / (Dilution) %	NM		NM		182.2%
(1) NM represents negative number

Contribution Analysis

U.S. Bancorp Piper Jaffray analyzed the hypothetical pro forma contribution of Dendron to the combined company for the years ending December 31, 2003, 2004 and 2005. For these periods, U.S. Bancorp Piper Jaffray analyzed Dendron’s expected contribution to revenue, EBIT, EBITDA and net income of the combined company and compared it to the estimated percentage of the combined company that would be sold to existing investors to replenish the Company’s cash reserves after making the initial payment in connection with the acquisition of

Dendron, and to support the working capital needs of the Company’s combined operations. The contribution analysis assumed a $30 million private equity financing at the Company’s market price of $2.00 per share on September 6, 2002.

Estimated Pro Forma Contribution of Dendron to Combined Company

	2003 Estimate (1)	2004 Estimate (1)	2005 Estimate (1)
Revenue	24.9%	27.2%	28.0%
EBIT	100.0%	100.0%	57.4%
EBITDA	100.0%	100.0%	52.2%
Net Income	100.0%	100.0%	56.1%

(1)
Estimated financial data for Dendron and the Company were based on internal estimates of the Company’s management and includes a $30 million private equity financing at the Company’s market price of $2.00 per share on September 6, 2002.

Selected Transaction Analysis

U.S. Bancorp Piper Jaffray reviewed merger and acquisition transactions that it deemed comparable to the then-proposed acquisition. It selected these transactions by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources and by applying the following criteria:

•	transactions that were announced or completed between January 1, 1995 and September 6, 2002;

•	transactions in which the target company was an early stage company focused on neurovascular and/or cardiovascular indications with CE mark approval or CE mark approval expected in the near term;

•	change of control transactions with strategic acquirors that offered liquidity to stockholders.

Specifically, U.S. Bancorp Piper Jaffray analyzed 15 transactions that satisfied the criteria, and compared the resulting multiples of selected valuation data to multiples for Dendron based upon the net present value of the Company’s proposal using a 30% discount applied to milestone payments. In addition, U.S. Bancorp Piper Jaffray highlighted the Boston Scientific—Target Therapeutics transaction due to the similarity in business to both the acquirer and the target. The parties to the 15 transactions were:

Target	Acquiror
Avantec	Goodman Co.
Cardiac Pathways	Boston Scientific Corp.
Catheter Innovations	Boston Scientific Corp.
Intra Therapeutics	Sulzer Medica
Percusurge	Medtronic
Vascular Science	St. Jude Medical
AngioGuard	Johnson & Johnson
CardioGenesis	Eclipse Surgical Technologies
InControl	Guidant Corp.
World Medical Manufacturing	Aterial Vascular Engineering
Endovascular Technologies	Guidant Corp.
Prograft Medical	W.L. Gore & Associates
Cardiometrics	EndoSonics
Corvita Corp.	Pfizer
Micro Interventional Systems	Medtronic

Selected Early Stage Neurovascular & Cardiovascular Transaction Analysis N=15

	Proposal Per Micro Therapeutics Estimates(1)		Proposal Per Dendron Estimates (1)		Selected Transactions
					Median		Mean		High		Low
Aggregate Value	$34.7		$34.7		$85.0		$103.5		$225.0		$44.0
Company Value/ 1 Year Forward Sales	5.3	x	7.9	x	6.1	x	10.2	x	28.3	x	2.7	x

Transaction:			Aggregate Value:		Company Value/1 Year Forward Sales
Boston Scientific/Target Therapeutics			$1,107		9.8x

(1)	Net present value of Dendron proposal (in millions) based on discount rate of 30% applied to milestone payments. Discount rates of 25% and 35% drive proposal values of $35.4 and $34.0, respectively.

Financial information was provided by the Company and consists of both Dendron’s and the Company’s financial projections.

Selected Public Company Analysis

U.S. Bancorp Piper Jaffray reviewed and compared certain actual and estimated publicly available financial, operating and stock market information of selected publicly-traded companies in the medical technology industry with financial and operating information from Dendron and the Company. U.S. Bancorp Piper Jaffray looked at corresponding data and ratios from the following six publicly-traded companies deemed comparable to Dendron: Advanced Neuromodulation Systems, Closure Medical, Cyberonics, Cytyc, Kyphon and ResMed. This group was selected from companies that are in the medical device industry and demonstrate high growth and high margins (2003 revenue growth greater than 25% and gross margins greater than 60%) similar to Dendron.

For purposes of its analysis, U.S. Bancorp Piper Jaffray calculated Dendron’s enterprise value (consisting of equity value plus debt less cash) based on the net present value using a 30% discount rate of the Company’s proposed offer of $34.7 million. Financial information was provided by the Company and consists of both Dendron’s and the Company’s financial projections. The financial information for the comparable companies was based on closing stock prices on September 6, 2002.

This analysis produced multiples of selected valuation data as follows:

Selected High Growth High Margin Public Company Analysis N=6

	Proposal Per Micro Therapeutics Estimates(1) $34.7		Proposal Per Dendron Estimates (1) $34.7		Selected Companies(2)
					Median		Mean		High		Low
Enterprise Value/LTM Revenue	14.9	x	14.9	x	5.9	x	6.5	x	8.8	x	4.6	x
Enterprise Value/2002 Revenue	11.5	x	11.8	x	5.3	x	5.6	x	8.3	x	4.1	x
Enterprise Value/2003 Revenue	4.5	x	7.5	x	4.0	x	4.2	x	6.3	x	3.1	x
2003 Revenue Growth	157.4%		57.5%		31.1%		34.7%		54.4%		24.2%
2003 Revenue Multiple/Growth	2.8		13.0		11.0		12.7		20.5		7.5

(1)	Net present value of Dendron proposal (in millions) based on discount rate of 30% applied to milestone payments. Discount rates of 25% and 35% drive proposal values of $35 and $34, respectively.

(2)	Selected companies: Advanced Neuromodulation Systems, Closure Medical, Cyberonics, Cytyc, Kyphon and ResMed Based on 9/6/02 stock price.

Micro Therapeutics Discounted Cash Flow Analysis

U.S. Bancorp Piper Jaffray performed a discounted cash flow analysis for Dendron in which it calculated the present value of the projected future cash flows of Dendron using internal financial planning data prepared by the Company’s management for Dendron on a stand alone basis. U.S. Bancorp Piper Jaffray estimated a range of theoretical values for Dendron based on (i) the net present value of Dendron’s implied annual cash flows from 2002 to 2006 and (ii) a terminal value for Dendron in 2006 calculated based upon a multiple of operating income. U.S. Bancorp Piper Jaffray applied a range of discount rates of 25% to 35%, a range of terminal value multiples of 10.0x to 14.0x forecasted 2006 EBIT and a tax rate of 35%.

This analysis yielded the following results:

Discounted Cash Flow Analysis

	Dendron Proposal (1)	Dendron
		Mid	High	Low
Equity Value ($ millions) (2)	$34.7	$94.1	$128.9	$67.3

(1)	Net present value of Dendron proposal (in millions) based on discount rate of 30% applied to milestone payments. Discount rates of 25% and 35% drive proposal values of $35.4 and $34.0, respectively.

(2)	Based on terminal EBIT Multiples of 10.0x to 14.0x and discount rates of 25% to 35%.

Selected Private Company Analysis

U.S. Bancorp Piper Jaffray highlighted the equity investment in MicroVention, a privately-held medical technology company in the interventional neuroradiology coil market, in its private company analysis. Information regarding the most recent private financing round for MicroVention was gathered. MicroVention’s post-money valuation plus a median 40.7% change of control premium was then compared to the net present value of the Company’s proposal.

This analysis yielded the following results:

	No. of Rounds		Date of Last Round	Valuation Most Recent Round			Valuation with Change of Control Premium	Dendron Proposal (1)
Company		Stage		Pre	Raised	Post
MicroVention	3	Shipping Product	Aug-02	$35.1	$18.9	$54.0	$76.0	$34.7
(1)	Net present value of Dendron proposal (in millions) based on discount rate of 30% applied to milestone payments. Discount rates of 25% and 35% drive proposal values of $35.4 and $34.0, respectively.

In addition, the selected private company analysis included a review of selected venture capital investments involving privately-held medical technology companies that completed a financing from January 1, 2001 to September 6, 2002. Financing transactions were analyzed based upon company stage of development. Stages of development included clinical trials and shipping product. Individual private financing rounds for medical technology companies were analyzed. The post-money valuation of these companies, both with and without change of control premium, was then compared to the net present value of the Company’ proposal.

This analysis yielded the following results:

Private Valuation – Clinical Trials N=13

Post-Money Valuation	Dendron Proposal (1)	Mean	Median	Minimum	Maximum
	$34.7	$58.2	$53.7	$21.1	$110.0

Post-Money Valuation with change of control premium (2)	Dendron Proposal (1)	Mean	Median	Minimum	Maximum
	$34.7	$82.0	$75.6	$29.7	$154.8

Private Valuation – Shipping Product N=29

Post-Money Valuation	Dendron Proposal (1)	Mean	Median	Minimum	Maximum
	$34.7	$67.0	$60.0	$22.5	$142.3

Post-Money Valuation with change of control premium (2)	Dendron Proposal (1)	Mean	Median	Minimum	Maximum
	$34.7	$94.3	$84.4	$31.7	$200.2

(1)	Net Present value of Dendron proposal (in millions) based on discount rate of 30% applied to milestone payments. Discount rates of 25% and 35% drive proposal values of $35.4 and $34.0, respectively

(2)	Assumes a medical technology change of control 4 week median premium of 40.7%

Premiums Paid Analysis

U.S. Bancorp Piper Jaffray reviewed publicly available information for selected completed merger and acquisition transactions in the medical device industry. It selected these transactions by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources and by applying the following criteria:

•	transactions that were announced or completed between January 1, 1995 and September 6, 2002;

•	transactions in which the target company’s SIC code was medical technology; and

•	transactions in which the acquiring company purchased at least 50% of the public target company with cash and/or stock.

Specifically, U.S. Bancorp Piper Jaffray analyzed 90 transactions that satisfied the criteria, to determine the resulting premiums paid on both a 1-week and 4-week basis.

This analysis yielded the following results:

Premiums Paid Analysis

	Median	Mean	High	Low
Premium 1 Week Prior to Announcement Date	31.3%	36.2%	154.9%	(11.8%)
Premium 4 Weeks Prior to Announcement Date	40.7%	47.1%	154.9%	(9.3%)

In reaching its conclusion as to the fairness of the then-proposed acquisition consideration and in its presentation to the board of directors, U.S. Bancorp Piper Jaffray did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. U.S. Bancorp Piper Jaffray believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying the opinion.

The analyses of U.S. Bancorp Piper Jaffray are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to the Company, Dendron or the acquisition. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which Dendron was compared and other factors that could affect the public trading value of the companies. The estimates contained in the analyses of U.S. Bancorp Piper Jaffray and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the analyses and estimates of U.S. Bancorp Piper Jaffray are inherently subject to substantial uncertainty.

For purposes of its opinion, U.S. Bancorp Piper Jaffray relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to it by the Company and Dendron and otherwise made available to it and did not assume responsibility for the independent verification of that information. Information prepared for financial planning purposes was not prepared with the expectation of public disclosure. U.S. Bancorp Piper Jaffray relied upon the assurances of the management of the Company and Dendron that the information provided to it by the Company and Dendron was prepared on a reasonable basis, that the financial planning data and other business outlook information reflected the best currently available estimates of management, and that management was not aware of any information or facts that would make the information provided to U.S. Bancorp Piper Jaffray incomplete or misleading.

In arriving at its opinion, U.S. Bancorp Piper Jaffray relied upon the Company’ estimates relating to certain strategic, financial an operational benefits from the acquisition and assumed that such benefits will be realized. For purposes of its opinion, U.S. Bancorp Piper Jaffray assumed that neither Dendron nor the Company is a party to any material pending transaction, including external financing, recapitalizations, acquisitions or merger discussions (other than the transaction between Dendron and the Company, or, where indicated above, the private financing described above). In arriving at its opinion, U.S. Bancorp Piper Jaffray assumed that all necessary regulatory approvals and consents required for the acquisition would be obtained in a manner that would not adversely affect Dendron or the Company or the estimated benefits expected to be derived in the acquisition and that will not affect the terms of the acquisition.

For purposes of its opinion, U.S. Bancorp Piper Jaffray assumed that the acquisition would be completed in accordance with the terms of the acquisition agreement, without amendment or waiver of any conditions to the obligations of Dendron or the Company. U.S. Bancorp Piper Jaffray also assumed that, in the course of obtaining the necessary regulatory or third party approvals and consents for the acquisition transaction, no restriction, delay, limitation or condition, including any divestiture requirements, would be imposed that would have a material adverse effect on the contemplated benefits of the transaction.

In arriving at its opinion, U.S. Bancorp Piper Jaffray did not perform any appraisals or valuations of any specific assets or liabilities of Dendron, and was not furnished with any such appraisals or valuations. U.S. Bancorp Piper Jaffray analyzed Dendron as a going concern and accordingly expressed no opinion as to the liquidation value of any entity. In arriving at its opinion, U.S. Bancorp Piper Jaffray did not perform any appraisals or valuations of any specific assets or liabilities of Dendron or the Company, and was not furnished with any such appraisals or valuations. U.S. Bancorp Piper Jaffray expressed no opinion regarding the liquidation value of any entity. Without limiting the generality of the foregoing, U.S. Bancorp Piper Jaffray did not undertake any independent analysis of any pending or threatened litigation, possible unasserted claims (including without limitation with respect to intellectual property rights) or other contingent liabilities, to which Dendron, the Company or any of their respective affiliates is a party or may be subject, and at the Company’s direction and with its consent, U.S. Bancorp Piper

Jaffray’s opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. U.S. Bancorp Piper Jaffray expressed no opinion regarding whether the necessary approvals or other conditions to the consummation of the acquisition would be obtained or satisfied. The opinion is based on information available to U.S. Bancorp Piper Jaffray and the facts and circumstances as they existed and were subject to evaluation on the date of the opinion. Events occurring after that date could materially affect the assumptions used in preparing the opinion. U.S. Bancorp Piper Jaffray has not undertaken to and is not obligated to affirm or revise its opinion or otherwise comment on any events occurring after the date it was given.

U.S. Bancorp Piper Jaffray, as a customary part of its investment banking business, evaluates businesses and their securities in connection with acquisitions, underwritings and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. The Board of Directors selected U.S. Bancorp Piper Jaffray because of its expertise, reputation and familiarity with the medical device industry in general and with the Company in particular. In the ordinary course of its business, U.S. Bancorp Piper Jaffray and its affiliates may actively trade securities of the Company for their own accounts or the accounts of their customers and, accordingly, may at any time hold a long or short position in those securities. U.S. Bancorp Piper Jaffray in the past has provided services to the Company unrelated to the acquisition of Dendron, for which services U.S. Bancorp Piper Jaffray has received compensation. U.S. Bancorp Piper Jaffray also provides analyst coverage for the Company.

Under the terms of the engagement letter dated August 22, 2002, the Company has agreed to pay U.S. Bancorp Piper Jaffray a fee equal to $300,000 for rendering its opinion. The contingent nature of the financial advisory fee may have created a potential conflict of interest in that it would have been unlikely that the Company would have been able to consummate the acquisition unless it had received the opinion of U.S. Bancorp Piper Jaffray. The Company agreed to pay all reasonable out-of-pocket expenses of U.S. Bancorp Piper Jaffray and to indemnify U.S. Bancorp Piper Jaffray against certain liabilities incurred, whether or not the acquisition was consummated. These liabilities include liabilities under the United States federal securities laws in connection with the engagement of U.S. Bancorp Piper Jaffray by the Board of Directors.

POTENTIAL ANTI-TAKEOVER EFFECT OF AUTHORIZED SECURITIES

The increase in the authorized shares of common stock described in this proposal may facilitate certain anti-takeover devices that may be advantageous to management if management attempts to prevent or delay a change of control. The Board of Directors could create impediments to a takeover or transfer of control of the Company by causing such additional authorized shares to be issued to a holder or holders who might side with the Board of Directors in opposing a takeover bid. For example, the Board of Directors could issue shares of common stock to a holder that would thereby have sufficient voting power to assure that certain types of proposals would not receive the requisite stockholder vote, including any proposal to remove directors, to accomplish certain business combinations opposed by the Board of Directors, or to alter, amend or repeal provisions in the Company’s Amended and Restated Certificate of Incorporation or Bylaws relating to any such action. Furthermore, the existence of such shares might have the effect of discouraging any attempt by a person or entity, through the acquisition of a substantial number of shares of common stock, to acquire control of the Company, since the issuance of such shares could dilute the common stock ownership of such person or entity. Employing such devices may adversely impact stockholders who desire a change in management or who desire to participate in a tender offer or other sale transaction involving the Company. By use of such anti-takeover devices, the Board of Directors may thwart a merger or tender offer even though stockholders might be offered a substantial premium over the then current market price of the common stock. At the present time, the Company is not aware of any contemplated mergers, tender offers or other plans by a third party to attempt to effect a change in control of the Company, and the proposal to amend the Amended and Restated Certificate of Incorporation is not being made in response to any such attempt.

The Amended and Restated Certificate of Incorporation of the Company authorizes the issuance of 5,000,000 shares of preferred stock, all of which remain undesignated. The Board of Directors, within the limitations and restrictions contained in the Amended and Restated Certificate of Incorporation and without further action by the Company’s stockholders, has the authority to issue the undesignated preferred stock from time to time in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and any other preferences, special rights and qualifications of any such series. Any issuance of preferred stock with voting rights could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company by increasing the number of outstanding shares entitled to vote and increasing the number of votes required to approve a change in control of the Company.

In May 1999 the Board of Directors of the Company adopted a stockholder rights plan. The stockholder rights plan provides each stockholder of record one right for each ordinary share of common stock of the Company. The rights are represented by our ordinary common stock certificates, and are not traded separately from ordinary common stock and are not exercisable. The rights will become exercisable only if, unless approved by the Board of Directors, a person acquires or announces a tender offer that would result in ownership of 20% or more of the Company’s ordinary common shares, at which time, each right would enable the holder to buy shares of our common stock at a discount to the then market price. The Company may redeem the rights for $0.01 per right, subject to adjustment, at any time before the acquisition by a person or group of 20% or more of the Company’s shares. The rights have a ten-year term. The stockholder rights plan may have the effect of delaying, deferring or preventing a change in control of our stock. This may discourage bids for our common stock at a premium over the market price of the common stock and may adversely affect the market price of the common stock.

The Company is also governed by Section 203 of the Delaware General Corporation Law, which provides that certain “business combinations” between a Delaware corporation whose stock is generally traded or held of record by more than 2,000 stockholders, such as the Company, and an “interested stockholder,” which is generally defined as a stockholder who beneficially owns 15% or more of a Delaware corporation’s voting stock, are prohibited for a three-year period following the date that such stockholder became an “interested stockholder,” unless certain exceptions apply. The term “business combination” is defined generally to include, among other transactions, mergers, tender offers and transactions which increase an “interested stockholder’s” percentage ownership of stock in a Delaware corporation.

While it may be deemed to have potential anti-takeover effects, the proposed amendment to the Amended and Restated Certificate of Incorporation to increase the number of shares of authorized common stock is not prompted by any specific effort or takeover threat currently perceived by the Board of Directors. Moreover, the Board of Directors does not currently intend to propose additional anti-takeover measures in the foreseeable future.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTER TO BE ACTED UPON

Micro Investment currently holds approximately 57.59% of the Company’s outstanding common stock, by virtue of its purchase of 10,106,148 shares pursuant to a securities purchase agreement on May 25, 2001, and 3,969,075 shares pursuant to the closing of the first stage of the securities purchase agreement dated September 3, 2002 described above. Micro Investment has an interest in the approval of proposal 1, so that it can purchase 10,123,181 additional shares in the second stage of the transactions contemplated under the securities purchase agreement dated September 3, 2002.

Additionally, five members of the Company’s Board of Directors directly or indirectly hold equity interests in Micro Investment, and they therefore have an interest in the approval of proposal 1 so that Micro Investment can purchase 10,123,181 additional shares in the second stage of the transactions contemplated under the securities purchase agreement. Mr. Dale A. Spencer, a director of the Company, owns a 1.8% interest in Micro Investment. Ms. Elizabeth H. Weatherman, a director of the Company, is a general partner of Warburg, Pincus Equity Partners, L.P., which, together with three affiliated entities, owns an 86.9% interest in Micro Investment. Mr. Richard B. Emmitt, a director of the Company, is a general partner of The Vertical Group, L.P., which owns a 9.7% interest in Micro Investment. Mr. Paul Buckman, a director of the Company, owns a 0.9% interest in Micro Investment. Mr. James Corbett, the Chairman of the Board of Directors owns a 0.1% interest in Micro Investment.

Certain executive officers and a director of the Company also participated in the first stage of the private placement under the securities purchase agreement dated September 3, 2002 described above, and therefore have an interest in the approval of proposal 1, so that they can purchase additional shares in the second stage of the transactions contemplated under the securities purchase agreement. The following executive officers and director purchased shares of the Company’s common stock at a price of $2.083 per share in the closing of the first stage of the private placement, and have agreed to purchase shares of the Company’s common stock in the closing of the second stage, also at a price of $2.083 per share: Kim Blickenstaff, a member of the Board of Directors of the

Company, purchased 13,521 shares in the first stage, and is obligated to purchase 34,486 shares in the second stage, Harold Hurwitz, the Chief Financial Officer of the Company, purchased 3,380 shares in the first stage, and is obligated to purchase 8,622 shares in the second stage, and William McLain, the former Vice President—Operations of the Company, purchased 2,816 shares in the first stage, and is obligated to purchase 7,184 shares in the second stage.

BOARD OF DIRECTORS’ RESERVATION OF RIGHTS

The Board of Directors retains the authority to take or to authorize discretionary actions as may be appropriate to carry out the purposes and intentions of this proposal, including without limitation editorial modifications or any other change to the amendment to the Company’s Amended and Restated Certificate of Incorporation which the Board of Directors may adopt without stockholder vote in accordance with the Delaware General Corporation Law.

NO DISSENTERS’ RIGHTS

Under Delaware law, stockholders are not entitled to dissenters’ rights of appraisal with respect to the proposal to amend the Company’s Amended and Restated Certificate of Incorporation.

REQUIRED VOTE AND RECOMMENDATION OF BOARD OF DIRECTORS

Approval of the amendment to increase the number of authorized shares of common stock under the Company’s Amended and Restated Certificate of Incorporation will require the affirmative vote of a majority of the shares of common stock of the Company outstanding as of the record date. Proxies solicited by management for which no specific direction is included will be voted “for” the amendment to increase the number of authorized shares of common stock under the Company’s Amended and Restated Certificate of Incorporation from 35,000,000 to 45,000,000. THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK UNDER THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION FROM 35,000,000 TO 45,000,000.

PROPOSAL TWO

APPROVAL OF THE SALE AND ISSUANCE OF UP TO 10,345,905 SHARES OF THE
COMPANY’S COMMON STOCK

The Company is seeking stockholder approval of the issuance of up to 10,345,905 shares of its common stock in the second stage of the private placement described in proposal 1 above, as required by the Nasdaq interpretation of The Nasdaq Stock Market marketplace rule 4350(i)(1)(C)(ii).

As described in proposal 1 above, on September 3, 2002, the Company and Micro Investment executed a definitive securities purchase agreement pursuant to which Micro Investment agreed to lead a two-stage private placement of newly issued common stock of the Company, either as the sole or as a participating investor, for an aggregate purchase price of $30,000,000. Additional investors subsequently agreed to purchase a portion of the shares that Micro Investment had committed to purchase. The first stage of the private placement closed on September 30, 2002, in which the Company issued 4,056,399 shares of the Company’s common stock to the investors at a purchase price of $2.083 per share, resulting in aggregate proceeds to the Company of $8,449,481. 3,969,075 of the shares issued in the first stage were purchased by Micro Investment, and 87,324 shares in the aggregate were purchased by other investors, including Special Situations Fund III, L.P. and Special Situations Cayman Fund, L.P., as well as a director of the Company and certain executive officers of the Company, as more fully described in the section of this proxy entitled “Certain Relationships and Related Party Transactions.”

The investors are obligated to purchase an additional 10,345,905 shares of the Company’s common stock at a purchase price of $2.083 per share, which would result in aggregate proceeds to the Company of $21,550,519. 10,123,181 of the shares issued in the second stage will be purchased by Micro Investment, and 222,724 shares in the aggregate will be purchased by other investors, including Special Situations Fund III, L.P. and Special Situations Cayman Fund, L.P., as well as a director of the Company and certain executive officers of the Company. However, before the Company can close the second stage of the private placement, in addition to requiring stockholder approval in order to amend the Company’s Amended and Restated Certificate of Incorporation to increase the number of shares the Company is authorized to issue thereunder as described in proposal 1 above, the Company must obtain stockholder approval of the issuance of stock in the second closing under Nasdaq rule 4350(i)(1)(C)(ii).

REASON FOR REQUEST FOR STOCKHOLDER APPROVAL

Under Nasdaq marketplace rule 4350(i)(1)(C)(ii), Nasdaq-listed companies are required to obtain stockholder approval before making any issuance of securities in connection with the acquisition of the stock or assets of another company, where due to the present issuance of common stock, other than a public offering for cash, the common stock to be issued (1) is or will be in excess of 20% of the outstanding common stock prior to the issuance, or (2) constitutes voting power in excess of 20% of the outstanding voting power prior to the issuance. Because the proceeds of the sale of common stock of the Company in the second stage of the private placement described in proposal 1 above will be used to replenish the Company’s cash reserves after making the initial payment in connection with the acquisition of Dendron, and to support the working capital needs of the Company’s combined operations, the issuance of common stock in the private placement is deemed by Nasdaq to be “in connection with” the Company’s acquisition of Dendron, solely for the purposes of Nasdaq marketplace rule 4350(i)(1)(C)(ii).

The sale of 4,056,399 shares of common stock in the first stage of the private placement resulted in the issuance of stock representing approximately 19.9% of the Company’s outstanding shares immediately prior to the date of issuance. The sale of 10,345,905 shares of common stock in the second stage of the private placement, together with the 4,056,399 shares issued in the first stage, will result in the issuance of stock representing approximately 70.7% of the Company’s outstanding shares immediately prior to the closing of the first stage of the private placement on September 30, 2002. Therefore, the Company is seeking stockholder approval of the sale and issuance of the 10,345,905 shares of common stock to be issued in the second stage of the private placement, in order to satisfy the requirements of Nasdaq marketplace rule 4350(i)(1)(C)(ii).

IMPACT OF THE ISSUANCE ON EXISTING STOCKHOLDERS

The Company’s existing common stockholders will have rights which are equal to those of the holders of the newly-issued common stock. In determining whether to vote for this proposal stockholders should consider that they are subject to the risk of substantial dilution to their interests which will result from the issuance of shares of common stock, and that as a result of the issuance of such common stock the current stockholders will own a smaller percentage of the outstanding common stock of the Company.

The shares issued in the first stage of the private placement have not been registered, and the shares issued in the second stage will not have been registered, under the Securities Act of 1933, as amended, at the time of issuance, and until so registered the shares may not be offered or sold in the United States absent registration or availability of an applicable exemption from registration. The securities purchase agreement includes registration rights provisions that require the Company to prepare and file with the Securities and Exchange Commission, as soon as practicable after the second closing date, a registration statement under the Securities Act of 1933 for the purpose of registering for resale, all of the shares of the Company’s common stock that are sold in the private placement pursuant to the securities purchase agreement. Additional information regarding the Company’s obligation to register the shares can be found below in the section of this proxy statement titled “Certain Relationships and Related Party Transactions.”

USE OF PROCEEDS

The proceeds of the first stage of the private placement were used to finance a portion of the initial payment in connection with the acquisition of Dendron. The proceeds of the second stage of the private placement will be used to replenish the Company’s cash reserves after making the initial payment in connection with the acquisition of Dendron, and to support the working capital needs of the Company’s combined operations.

Prior to their use, the Company intends to invest the net proceeds of the private placement in short-term, high-grade interest-bearing securities, certificates of deposit or direct or guaranteed obligations of the U.S. Government.

NOT AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO PURCHASE SECURITIES

THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO PURCHASE SECURITIES OF THE COMPANY. ANY OFFER OF SECURITIES MADE BY THE COMPANY OR OTHER PERSON ON BEHALF OF THE COMPANY MAY BE MADE ONLY PURSUANT TO MATERIALS AND OTHER OFFERING DOCUMENTS PREPARED BY THE COMPANY AND DELIVERED TO QUALIFIED PURCHASERS EXPRESSLY FOR USE IN CONNECTION WITH THE SALE AND ISSUANCE OF COMMON STOCK DESCRIBED HEREIN, AND ANY SUCH OFFER SHALL BE MADE IN COMPLIANCE WITH, OR PURSUANT TO AN EXEMPTION FROM, SECTION 5 OF THE SECURITIES ACT OF 1933, AS AMENDED.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTER TO BE ACTED UPON

Micro Investment currently holds approximately 57.59% of the Company’s outstanding common stock, by virtue of its purchase of 10,106,148 shares pursuant to a securities purchase agreement on May 25, 2001, and 3,969,075 shares pursuant to the closing of the first stage of the securities purchase agreement dated September 3, 2002 described above. Micro Investment has an interest in the approval of proposal 2, so that it can purchase 10,123,181 additional shares in the second stage of the transactions contemplated under the securities purchase agreement dated September 3, 2002.

Additionally, five members of the Company’s Board of Directors directly or indirectly hold equity interests in Micro Investment, and they therefore have an interest in the approval of proposal 2 so that Micro Investment can purchase 10,123,181 additional shares in the second stage of the transactions contemplated under the securities purchase agreement. Mr. Dale A. Spencer, a director of the Company, owns a 1.8% interest in Micro Investment. Ms. Elizabeth H. Weatherman, a director of the Company, is a general partner of Warburg, Pincus Equity Partners, L.P., which, together with three affiliated entities, owns a 86.9% interest in Micro Investment. Mr. Richard B. Emmitt, a director of the Company, is a general partner of The Vertical Group, L.P., which owns a 9.7% interest in Micro Investment. Mr. Paul Buckman, a director of the Company, owns a 0.9% interest in Micro Investment. Mr. James Corbett, the Chairman of the Board of Directors, owns a 0.1% interest in Micro Investment.

Certain executive officers and a director of the Company also participated in the first stage of the private placement under the securities purchase agreement dated September 3, 2002 described in proposals 1 above and this proposal 2, and therefore have an interest in the approval of proposal 2, so that they can purchase additional shares in the second stage of the transactions contemplated under the securities purchase agreement. The following executive officers and director purchased shares of the Company’s common stock at a price of $2.083 per share in the closing of the first stage of the private placement, and have agreed to purchase shares of the Company’s common stock in the closing of the second stage, also at a price of $2.083 per share: Kim Blickenstaff, a member of the Board of Directors of the Company, purchased 13,521 shares in the first stage, and is obligated to purchase 34,486 shares in the second stage, Harold Hurwitz, the Chief Financial Officer of the Company, purchased 3,380 shares in the first stage, and is obligated to purchase 8,622 shares in the second stage, and William McLain, the former Vice President—Operations of the Company, purchased 2,816 shares in the first stage, and is obligated to purchase 7,184 shares in the second stage.

BOARD OF DIRECTORS’ RESERVATION OF RIGHTS

The Board of Directors retains the authority to take or to authorize discretionary actions as may be appropriate to carry out the purposes and intentions of this proposal which the Board of Directors may adopt without stockholder vote in accordance with the Delaware General Corporation Law.

NO DISSENTERS’ RIGHTS

Under Delaware law, stockholders are not entitled to dissenters’ rights of appraisal with respect to this proposal.

REQUIRED VOTE AND RECOMMENDATION OF BOARD OF DIRECTORS

The minimum vote which will constitute stockholder approval shall be a majority of the total votes cast on the proposal in person or by proxy, which for the purposes of Nasdaq rule 4350(i)(6), shall not include the shares issued in the first stage of the private placement described above. Approval of the issuance of up to 10,345,905 shares of common stock in the second stage of the private placement described above will therefore require the affirmative vote of the holders of a majority of the shares present in person or by proxy at the meeting and entitled to vote, excluding the shares issued in the first stage of the private placement described above. Proxies solicited by management for which no specific direction is included will be voted “for” the approval of the issuance of up to 10,345,905 shares of common stock in the second stage of the private placement described above. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE SALE AND ISSUANCE OF UP TO 10,345,905 SHARES OF THE COMPANY’S COMMON STOCK.

PROPOSAL THREE

APPROVAL OF AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN TO
INCREASE THE NUMBER OF SHARES THEREUNDER FROM 200,000 TO 400,000 SHARES

The Board of Directors adopted and the stockholders of the Company originally approved the Employee Stock Purchase Plan in July 1996. The purposes of the Employee Stock Purchase Plan are to provide to employees an incentive to join and remain in the service of the Company and its subsidiaries, to promote employee morale and to encourage employee ownership of the Company’s common stock by permitting them to purchase shares at a discount through payroll deductions. The Employee Stock Purchase Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code. At the time of its adoption, the Employee Stock Purchase Plan authorized the sale of up to 100,000 shares of common stock. In April 1998, the Board of Directors amended the Employee Stock Purchase Plan, subject to stockholder approval, which was obtained in May 1998, to increase the authorized number of shares of common stock issuable under the Employee Stock Purchase Plan to 150,000 shares and to reserve the additional shares for issuance thereunder. In April 1999, the Board of Directors amended the Employee Stock Purchase Plan, subject to stockholder approval, which was obtained in May 1999, to increase the authorized number of shares of common stock issuable under the Employee Stock Purchase Plan to 200,000 shares and to reserve the additional shares for issuance thereunder. As of November 15, 2002, there were no shares remaining available for sale under the Employee Stock Purchase Plan. Subject to approval by the Company’s stockholders, an amendment to the Employee Stock Purchase Plan was approved by the Board of Directors in September 2002, effective with an adoption date in June 2002, to increase the authorized number of shares of common stock issuable thereunder by 200,000 shares and to reserve the additional shares for issuance thereunder, bringing the total number of shares of common stock subject to the Employee Stock Purchase Plan to 400,000.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTER TO BE ACTED UPON

Officers of the Company are eligible to participate in the Employee Stock Purchase Plan, and have a substantial direct interest in the approval of the amendment to the Employee Stock Purchase Plan.

REQUIRED VOTE AND RECOMMENDATION OF BOARD OF DIRECTORS

Approval of the amendment to the Employee Stock Purchase Plan will require the affirmative vote of the holders of a majority of the shares present in person or by proxy at the meeting and entitled to vote. Proxies solicited by management for which no specific direction is included will be voted “for” the amendment of the Employee Stock Purchase Plan to add 200,000 shares of common stock to the pool of shares reserved for issuance thereunder. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AMENDMENT TO THE

EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES THEREUNDER BY 200,000.

DESCRIPTION OF THE EMPLOYEE STOCK PURCHASE PLAN

The principal features of the Employee Stock Purchase Plan are summarized below, but the summary is qualified in its entirety by reference to the Employee Stock Purchase Plan itself. Copies of the Employee Stock Purchase Plan can be obtained by writing to the Secretary, Micro Therapeutics Inc., 2 Goodyear, Irvine, California 92618.

Administration

The Employee Stock Purchase Plan may be administered by either the Board of Directors or a committee appointed by the Board. The Board has delegated administration of the Employee Stock Purchase Plan to the Compensation Committee of the Board of Directors, which is comprised of three non-employee directors, who are not eligible to participate in the Employee Stock Purchase Plan. Subject to the provisions of the Employee Stock Purchase Plan, the Compensation Committee has full authority to implement, administer and make all determinations necessary under the Employee Stock Purchase Plan.

Eligibility

Every employee of the Company who customarily works more than 20 hours per week will be eligible to participate in offerings made under the Employee Stock Purchase Plan if on the offering date such employee has been employed by the Company for at least 90 days. Employees of any present or future subsidiary of the Company may also participate in the Employee Stock Purchase Plan. An employee may not participate in an offering under the Employee Stock Purchase Plan if immediately after the purchase the employee would own shares or options to purchase shares of stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company. As of November 15, 2002, approximately 131 persons were eligible to participate in the Employee Stock Purchase Plan.

Purchase of Shares

The two annual offerings under the Employee Stock Purchase Plan commence on the January 1 and July 1 grant dates and each offering continues until the end of the six-month offering period ending on the last day of such period.

Eligible employees who elect to participate in an offering purchase shares of common stock through regular payroll deductions in an amount designated by the employee not to exceed 20% of such employee’s compensation. For this purpose, “compensation” means the amount indicated on the Form W-2 issued to the employee by the Company, including any election deferrals with respect to a plan of the Company qualified under either Section 125 or Section 401(a) of the Internal Revenue Code of 1986, as amended. Shares of common stock are purchased automatically on the purchase date for each six-month offering period, which is the last day of each offering period, at a price equal to 85% of the fair market value of the shares on the January 1 or July 1 grant date or 85% of the fair market value of the shares as of the purchase date, whichever is lower. A participant may withdraw from an offering at any time prior to the purchase date and receive a refund of his payroll deductions, without interest. A participant’s rights in the Employee Stock Purchase Plan are nontransferable other than on the death of the participant. The Employee Stock Purchase Plan is administered in a manner designed to ensure that any affiliate participant’s commencement or discontinuation of participation in the Employee Stock Purchase Plan or increase or decrease of payroll deductions is effected in compliance with the exemptions from liability under Section 16(b) of the Securities Exchange Act of 1934 as set forth in Rule 16b-3 promulgated thereunder.

No employee may purchase stock in an amount which would permit his or her rights under the Employee Stock Purchase Plan (and any similar purchase plans of the Company and any parent and subsidiaries of the Company) to accrue at a rate which exceeds $25,000 in fair market value, determined as of the grant date, for each calendar year not to purchase more than 2,500 shares in any year.

The Board of Directors may at any time amend, suspend or terminate the Employee Stock Purchase Plan; provided that any amendment that would (1) increase the aggregate number of shares authorized for sale under the Employee Stock Purchase Plan (except pursuant to adjustments provided for in the Employee Stock Purchase Plan), (2) change the standards of eligibility for participation, or (3) materially increase the benefits which accrue to participants under the Employee Stock Purchase Plan, are not effective unless approved by the stockholders within 12 months of the adoption of such amendment by the Board of Directors. Unless previously terminated by the Board of Directors, the Employee Stock Purchase Plan will terminate on February 18, 2007 or when all shares authorized for sale thereunder have been sold, whichever is earlier.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF EMPLOYEE STOCK PURCHASE PLAN

The following is a summary of certain federal income tax consequences of participation in the Employee Stock Purchase Plan. The summary should not be relied upon as being a complete statement of all possible federal income tax consequences. Federal tax laws are complex and subject to change. Participation in the Employee Stock Purchase Plan may also have consequences under state and local tax laws which vary from the federal tax consequences described below. For such reasons, the Company recommends that each participant consult his or her personal tax advisor to determine the specific tax consequences applicable to him or her.

No taxable income is recognized by a participant either at the time of election to participate in an offering under the Employee Stock Purchase Plan or at the time shares are purchased thereunder.

If shares are disposed of at least two years after the grant date and at least one year after the purchase date or in the event of a participant’s death (whenever occurring) while owning such shares, then the lesser of (1) the excess of the fair market value of the shares at the time of such disposition over the purchase price of the shares or (2) fifteen percent of the fair market value of the shares on the grant date will be treated as ordinary income to the participant. Any further gain upon such disposition is taxed as long-term capital gain. Any long-term capital gain is taxed as capital gain at the rates then in effect. If the shares are sold and the sale price is less than the purchase price, there is no ordinary income and the participant will have a capital loss equal to the difference between the sale price and the purchase price. The ability of a participant to utilize such a capital loss depends upon the participant’s other tax attributes and the statutory limitation on capital loss deductions not discussed herein.

If the shares are sold or disposed of (including any disposition by way of gift) before the expiration of the two-year holding period described above or within one year after the shares are transferred to the participant, then the excess of the fair market value of the shares on the purchase date over the purchase price is treated as ordinary income to the participant. This excess constitutes ordinary income for the year of sale or other disposition even if no gain is realized on the sale or a gratuitous transfer of shares is made. The balance of the gain is taxed as capital gain at the rates then in effect. If the shares are sold for less than their fair market value on the purchase date, the same amount of ordinary income is attributed to the participant and a capital loss is recognized equal to the difference between the sale price and the value of the shares on such purchase date. As indicated above, the ability of the participant to utilize such a capital loss depends upon the participant’s other tax attributes and the statutory limitation on capital losses not discussed herein.

NEW PLAN BENEFITS

The Company believes that the benefits or amounts that have been received or will be received by any participant under the Employee Stock Purchase Plan cannot be determined.

PROPOSAL FOUR

AMENDMENT TO THE 1996 STOCK INCENTIVE PLAN TO INCREASE THE TOTAL NUMBER OF SHARES PURCHASABLE THEREUNDER FROM 4,750,000 TO 5,750,000 SHARES

The Board of Directors adopted and the stockholders of the Company originally approved the 1996 Stock Incentive Plan in July 1996. The purpose of the 1996 Stock Incentive Plan is to provide participants with incentives which will encourage them to acquire a proprietary interest in, and continue to provide services to, the Company. The 1996 Stock Incentive Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, or ERISA, and is not a qualified deferred compensation plan under Section 401(a) of the Internal Revenue Code. At the time of its adoption, the 1996 Stock Incentive Plan authorized the sale of up to 600,000 shares of common stock. On May 29, 1998 the Board of Directors and stockholders amended the 1996 Stock Incentive Plan to increase the authorized number of shares of common stock issuable thereunder by 500,000 shares and to reserve the additional shares for issuance under the 1996 Stock Incentive Plan, bringing the total number of shares of common stock subject to the 1996 Stock Incentive Plan to 1,100,000. On May 27, 1999, the Board of Directors and the stockholders amended the 1996 Stock Incentive Plan to increase the authorized number of shares of common stock issuable thereunder by 900,000 shares and to reserve the additional shares for issuance under the 1996 Stock Incentive Plan, bringing the total number of shares of common stock subject to the 1996 Stock Incentive Plan to 2,000,000. On September 25, 2000, the Board of Directors and stockholders amended the 1996 Stock Incentive Plan to increase the authorized number of shares of common stock issuable thereunder by 500,000 shares and to reserve the additional shares for issuance under the 1996 Stock Incentive Plan, bringing the total number of shares of common stock subject to the 1996 Stock Incentive Plan to 2,500,000. On May 31, 2001, the Board of Directors and stockholders amended the 1996 Stock Incentive Plan to increase the authorized number of shares of common stock issuable thereunder by 750,000 shares and to reserve the additional shares for issuance under the 1996 Stock Incentive Plan, bringing the total number of shares of common stock subject to the 1996 Stock Incentive Plan to 3,250,000. On May 30, 2002, the Board of Directors and stockholders amended the 1996 Stock Incentive Plan to increase the authorized number of shares of common stock issuable thereunder by 1,500,000 shares and to reserve the additional shares for issuance under the 1996 Stock Incentive Plan, bringing the total number of shares of common stock subject to the 1996 Stock Incentive Plan to 4,750,000. On September 19, 2002, subject to stockholder approval, the Board of Directors amended the 1996 Stock Incentive Plan to increase the authorized number of shares of common stock issuable thereunder by 1,000,000 shares and to reserve the additional shares for issuance under the 1996 Stock Incentive Plan, bringing the total number of shares of common stock subject to the 1996 Stock Incentive Plan to 5,750,000.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTER TO BE ACTED UPON

Officers and directors of the Company are eligible to participate in the 1996 Stock Incentive Plan, and have a substantial direct interest in the approval of the amendment to the 1996 Stock Incentive Plan.

REQUIRED VOTE AND RECOMMENDATION OF BOARD OF DIRECTORS

Approval of the amendment to the 1996 Stock Incentive Plan will require the affirmative vote of the holders of a majority of the shares present in person or by proxy at the meeting and entitled to vote. Proxies solicited by management for which no specific direction is included will be voted “for” the amendment of the 1996 Stock Incentive Plan to add 1,000,000 shares of common stock to the pool of shares reserved for issuance thereunder. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AMENDMENT TO THE 1996 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES THEREUNDER BY 1,000,000.

DESCRIPTION OF THE 1996 STOCK INCENTIVE PLAN

The principal features of the 1996 Stock Incentive Plan are summarized below, but the summary is qualified in its entirety by reference to the 1996 Stock Incentive Plan itself. Copies of the 1996 Stock Incentive Plan can be obtained by writing to the Secretary, Micro Therapeutics Inc., 2 Goodyear, Irvine, California 92618.

Administration

The 1996 Stock Incentive Plan may be administered by either the Board of Directors or a committee appointed by the Board. The Board has delegated the duties of administrator to the Compensation Committee, which is comprised of three non-employee directors, all of whom are eligible to participate in the 1996 Stock Incentive Plan. Subject to the provisions of the 1996 Stock Incentive Plan, the administrator has full authority to implement, administer and make all determinations necessary under the 1996 Stock Incentive Plan. See “Directors’ Fees” regarding the annual grant of options to non-employee directors.

The Board may from time to time alter, amend, suspend or terminate the 1996 Stock Incentive Plan in such respects as the Board may deem advisable, provided, however, that no such alteration, amendment, suspension or termination shall be made that would substantially affect or impair the rights of any person under any incentive option, nonqualified option or restricted share theretofore granted to such person without his or her consent. Unless previously terminated by the Board, the 1996 Stock Incentive Plan will terminate on August 1, 2006.

Eligibility

Incentive Options. Officers and other key employees of the Company or of any affiliated company, which is a parent or subsidiary corporation of the Company, whether now existing or hereafter created or acquired, including directors if they also are employees of the Company or an affiliated company, as may be determined by the administrator, who qualify for incentive stock options under the applicable provisions of the Internal Revenue Code, will be eligible for selection to receive incentive options under the 1996 Stock Incentive Plan. An employee who has been granted an incentive option may, if otherwise eligible, be granted an additional incentive option or options and receive nonqualified options or restricted shares if the administrator so determines. No incentive stock options may be granted to an optionee under the 1996 Stock Incentive Plan if the aggregate fair market value (determined on the date of grant) of the stock with respect to which incentive stock options are exercisable by such optionee in any calendar year under the 1996 Stock Incentive Plan exceeds $100,000.

Nonqualified Options or Restricted Shares. Officers and other key employees of the Company or of an affiliated company, any member of the Board, whether or not he or she is employed by the Company, or consultants, business associates or others with important business relationships with the Company will be eligible to receive nonqualified options or restricted shares under the 1996 Stock Incentive Plan. An individual who has been granted a nonqualified option or restricted shares may, if otherwise eligible, be granted an incentive option or an additional nonqualified option or options or restricted shares if the administrator so determines.

In no event may any individual be granted options under the 1996 Stock Incentive Plan pursuant to which the aggregate number of shares that may be acquired thereunder during any calendar year exceeds 100,000 shares. As of November 15, 2002, approximately 142 persons were participating in the 1996 Stock Incentive Plan.

Vesting and Exercise

The exercise price of incentive stock options must at least be equal to the fair market value of a share of common stock on the date the option is granted (110% with respect to optionees who own at least 10% of the outstanding common stock). Nonqualified options shall have an exercise price of not less than 85% of the fair market value of a share of common stock on the date such option is granted (110% with respect to optionees who own at least 10% of the outstanding common stock). The exercise price of all options granted under the 1996 Stock Incentive Plan to non-employee directors shall be 100% of the fair market value of the common stock on the date of grant, and all such options shall have a term of 10 years. Payment of the exercise price may be made in cash, by delivery of shares of the Company’s common stock or, potentially, through the delivery of a promissory note, provided that an amount equal to at least the aggregate par value of the shares purchased upon exercise of an option must be paid in a form of consideration permitted under the Delaware General Corporation Law. The administrator has the authority to determine the time or times at which options granted under the Plan become exercisable, provided that options must expire no later than ten years from the date of grant (five years with respect to optionees who own at least 10% of the outstanding common stock). Options are nontransferable, other than upon death by will and the laws of descent and distribution, and generally may be exercised only by an employee while employed by the Company or within three months after termination of employment (one year for termination resulting from death or disability).

Until April 2002, the terms of the 1996 Stock Incentive Plan provided that the vesting with respect to all issued and outstanding options to purchase common stock of the Company would accelerate and become fully exercisable upon a “change in control.” The consummation of the second closing of an investment in the Company by Micro Investment, LLC, in July 2001 resulted in a “change in control” for the purposes of the 1996 Stock Incentive Plan, and therefore all then-outstanding options to purchase common stock under the 1996 Stock Incentive Plan immediately became fully exercisable at such time. However, new options granted after the first closing of the investment by Micro Investment in June 2001, but prior to the second closing in July 2001, included a modified

“change in control” provision, so that the vesting of any such new options would not accelerate upon the “change in control” caused by the July 2001 transaction, and for officers of the Company, would only accelerate upon a change in control caused by the July 2001 transaction if within twelve months of the change in control, the officer voluntarily resigns for “good reason” or is terminated for any reason other than for “cause.”

In April 2002, the Board of Directors amended the 1996 Stock Incentive Plan to provide that vesting with respect to all subsequently issued options to purchase common stock and the repurchase rights with respect to restricted stock will not accelerate upon a “change in control” unless the options or restricted stock will not be assumed by the acquiring or successor entity (or parent thereof), or unless new options or restricted stock of comparable value are not to be issued in exchange therefor. However, the administrator may, at its discretion, provide for other vesting arrangements in an option agreement or restricted stock purchase agreement, including arrangements which provide for full acceleration of vesting upon a change in control.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF 1996 STOCK INCENTIVE PLAN

The following is a summary of certain federal income tax consequences of participation in the 1996 Stock Incentive Plan. The summary should not be relied upon as being a complete statement of all possible federal income tax consequences. Federal tax laws are complex and subject to change. Participation in the 1996 Stock Incentive Plan may also have consequences under state and local tax laws which vary from the federal tax consequences described below. For such reasons, the Company recommends that each participant consult his or her personal tax advisor to determine the specific tax consequences applicable to him or her.

Incentive Options. No taxable income is recognized by an optionee under the 1996 Stock Incentive Plan upon either the grant or the exercise of an incentive option. Instead, a taxable event occurs upon the sale or other disposition of the shares acquired upon exercise of an incentive option, and the tax treatment of the gain or loss realized depends upon how long the shares were held before their sale or disposition. If a sale or other disposition of the shares received upon the exercise of an incentive option occurs more than (1) one year after the date of exercise of the option and (2) two years after the date of grant of the option, the holder will recognize long-term capital gain or loss at the time of sale equal to the full amount of the difference between the proceeds realized and the exercise price paid. However, a sale, exchange, gift or other transfer of legal title of such stock (other than certain transfers upon the optionee’s death) before the expiration of either of the one-year or two-year periods described above constitutes a “disqualifying disposition.” A disqualifying disposition involving a sale or exchange results in ordinary income to the optionee in an amount equal to the lesser of (1) the fair market value of the stock on the date of exercise minus the exercise price or (2) the amount realized on disposition minus the exercise price. If the amount realized in a disqualifying disposition exceeds the fair market value of the stock on the date of exercise, the gain realized in excess of the amount taxed as ordinary income as indicated above is taxed as capital gain. A disqualifying disposition as a result of a gift results in ordinary income to the optionee in an amount equal to the difference between the exercise price and the fair market value of the stock on the date of exercise. Any loss realized upon a disqualifying disposition is treated as a capital loss. Capital gains and losses resulting from disqualifying dispositions are treated as long-term or short-term depending upon whether the shares were held for more or less than the applicable statutory holding period, which currently is more than one year for long-term capital gains. The Company is entitled to a tax deduction in an amount equal to the ordinary income recognized by the optionee as a result of a disposition of the shares received upon exercise of an incentive option.

The exercise of an incentive option may result in items of “tax preference” for purposes of the “alternative minimum tax.” Alternative minimum tax is imposed on an individual’s income only if the amount of the alternative minimum tax exceeds the individual’s regular tax for the year. For purposes of computing alternative minimum tax, the excess of the fair market value on the date of exercise of the shares received on exercise of an incentive option over the exercise price paid is included in alternative minimum taxable income in the year the option is exercised. An optionee who is subject to alternative minimum tax in the year of exercise of an incentive option may claim as a credit against the optionee’s regular tax liability in future years the amount of alternative minimum tax paid which is attributable to the exercise of the incentive option. This credit is available in the first year following the year of exercise in which the optionee has regular tax liability.

Nonqualified Options. No taxable income is recognized by an optionee upon the grant of a nonqualified option. Upon exercise, however, the optionee recognizes ordinary income in the amount by which the fair market value of the shares purchased, on the date of exercise, exceeds the exercise price paid for such shares. The income recognized by the optionee who is an employee is subject to income tax withholding by the Company out of the optionee’s current compensation. If such compensation is insufficient to pay the taxes due, the optionee is required to make a direct payment to the Company for the balance of the tax withholding obligation. The Company is entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee, provided that certain reporting requirements are satisfied.

If the exercise price of a nonqualified option is paid by the optionee in cash, the tax basis of the shares acquired is equal to the cash paid plus the amount of income recognized by the optionee as a result of such exercise. If the exercise price is paid by delivering shares of common stock of the Company already owned by the optionee or by a combination of cash and already-owned shares, there is no current taxable gain or loss recognized by the optionee on the already-owned shares exchanged, however, the optionee will nevertheless recognize ordinary income to the extent that the fair market value of the shares purchased on the date of exercise exceeds the price paid, as described above. The new shares received by the optionee, up to the number of the old shares exchanged, have the same tax basis and holding period as the optionee’s basis and holding period in the old shares. The balance of the new shares received have a tax basis equal to any cash paid by the optionee plus the amount of income recognized by the optionee as a result of such exercise, and have a holding period commencing with the date of exercise. Upon the sale or disposition of shares acquired pursuant to the exercise of a nonqualified option, the difference between the proceeds realized and the optionee’s basis in the shares is a capital gain or loss and is treated as long-term capital gain or loss if the shares have been held for more than the applicable statutory holding period, which is currently more than one year for long-term capital gains.

Restricted Stock. If no Section 83(b) election is made and repurchase rights are retained by the Company, a taxable event occurs on each date the participant’s ownership rights vest (e.g., when the Company’s repurchase rights expire) as to the number of shares that vest on that date, and the holding period for capital gain purposes does not commence until the date the shares vest. The participant recognizes ordinary income on each date shares vest in an amount equal to the excess of the fair market value of such shares on that date over the amount paid for such shares. Any income recognized by a participant who is an employee is subject to income tax withholding by the Company out of the optionee’s current compensation. If such compensation is insufficient to cover the amount to be withheld, the participant is required to make a direct payment to the Company for the balance of the tax withholding obligation. The Company is entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant. The participant’s basis in the shares is equal to the purchase price, if any, increased by the amount of ordinary income recognized.

If a Section 83(b) election is made within 30 days after the date of transfer, or if no repurchase rights are retained by the Company, then the participant recognizes ordinary income on the date of purchase in an amount equal to the excess of the fair market value of such shares on the date of purchase over the purchase price paid for such shares.

Tax Withholding. Under the 1996 Stock Incentive Plan, the Company has the power to withhold, or require a participant to remit to the Company, an amount sufficient to satisfy federal, state and local withholding tax requirements with respect to any options exercised or restricted stock granted under the 1996 Stock Incentive Plan. To the extent permissible under applicable tax, securities, and other laws, the administrator may, in its sole discretion, permit a participant to satisfy an obligation to pay any tax to any governmental entity in respect of any option or restricted stock up to an amount determined on the basis of the highest marginal tax rate applicable to such participant, in whole or in part, by (1) directing the Company to apply shares of common stock to which the participant is entitled as a result of the exercise of an option or as a result of the lapse of restrictions on restricted stock, or (2) delivering to the Company shares of common stock owned by the participant.

NEW PLAN BENEFITS

The Company believes that the benefits or amounts that have been received or will be received by any participant under the 1996 Stock Incentive Plan cannot be determined.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding outstanding options, warrants and rights and shares reserved for future issuance under the Company’s existing equity compensation plans as of the fiscal year ended December 31, 2001. The Company’s stockholder approved plans consist of the 1996 Stock Incentive Plan and the 1993 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan, and the Employee Stock Purchase Plan which is listed separately below. The following table does not take into account the proposed increase in the number of shares subject to the Employee Stock Purchase Plan set forth in proposal 3 or the 1996 Stock Incentive Plan set forth in proposal 4.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights as of December 31, 2001 (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans as of December 31, 2001 (excluding securities reflected in column (a)) (c) (1)
Equity compensation plans approved by security holders(2)	2,762,454	$6.56	993,835
Employee Stock Purchase Plan approved by security holders	—	—	0
Equity compensation plans not approved by security holders	0	0	0
Total	2,762,454	$6.56	993,835

(1)
The 1996 Stock Incentive Plan and the 1993 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan, in addition to providing for the issuance of options, warrants and rights, also provide for the issuance of restricted stock awards and unrestricted stock awards up to the number of remaining shares authorized under such plans as set forth in column (c) above.

(2)	Includes the 1996 Stock Incentive Plan and the 1993 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth compensation earned during the three fiscal years ended December 31, 1999, 2000 and 2001 by the Company’s Chief Executive Officer and the four other most highly compensated executive officers whose total salary and bonus during 2001 exceeded $100,000. These officers are referred to as the named executive officers.

Summary Compensation Table

	Annual Compensation				Long Term Compensation Awards
Name and Principal Position	Year	Salary ($)		Bonus ($)	Securities Underlying Options (#)	All Other Comp. (1)
Thomas C. Wilder, III (2)	2001	—		—	—	—
President and Chief Executive Officer	2000	—		—	—	—
	1999	—		—	—	—

James Corbett (3)	2001	—		—	—	—
Chairman of the Board of	2000	—		—	—	—
Directors, former acting Chief Executive Officer and former acting President	1999	—		—	—	—

Harold Hurwitz	2001	178,827		24,990	30,000	—
Chief Financial Officer	2000	162,100		28,000	40,000	—
	1999	145,800		20,000	13,125	—

William McLain	2001	168,308		26,040	30,000	—
Former Vice President—	2000	153,500		25,000	40,000	—
Operations (4)	1999	139,150		22,000	13,125	—

Earl Slee	2001	184,086		31,237	30,000	—
Vice President—Research and	2000	167,601		27,000	42,000	—
Development	1999	151,525		8,000	13,125	—

Brett Wall (5)	2001	155,258	(6)	27,531	52,250	—
Vice President—Marketing	2000	38,000		17,346	50,000	—
	1999	—		—	—	—

John Rush (7)	2001	220,000		66,000	50,000	$19,241	(8)
	2000	118,100		68,900	300,000	—
	1999	—		—	—	—

(1)	Does not reflect certain personal benefits, which in the aggregate are less than 10% of each named executive officer’s salary and bonus.

(2)
Mr. Wilder was named as the Company’s President on September 3, 2002 and became its Chief Executive Officer on October 31, 2002. Mr. Wilder shall receive a base salary of $250,000 per year, and received a one time signing bonus of $50,000, as more fully described below in the section titled “Employment and Severance Agreements.”

(3)
Mr. Corbett was named as the Company’s acting Chief Executive Officer and President on April 23, 2002, and served as acting President until September 3, 2002, when Mr. Wilder was named as the Company’s

President. Mr. Corbett continued as the Company’s acting Chief Executive Officer until October 31, 2002, when Mr. Wilder was named as the Company’s Chief Executive Officer. He did not receive any compensation in his capacity as acting Chief Executive Officer and acting President, but receives $150,000, on an annualized basis, as compensation in his capacity as active Chairman of the Board of Directors.

(4)	Mr. McLain resigned as Vice President—Operations, on October 31, 2002.

(5)	Mr. Wall was hired on September 18, 2000 and promoted to Vice President—Marketing on April 1, 2001.

(6)	Includes $10,258 in additional compensation as reimbursement for relocation expenses.

(7)
Mr. Rush was hired on May 10, 2000 as the Executive Vice President of Marketing and Sales, was promoted to Chief Operating Officer on November 6, 2000, and became Chief Executive Officer and President on December 13, 2000. He resigned as the Company’s Chief Executive Officer and President and as a member of the Company’s Board of Directors on April 23, 2002.

(8)	Reflects $19,241 for rent related to a corporate apartment for use by Mr. Rush near the Company’s offices in Irvine, California.

OPTION MATTERS

Option Grants. The following table sets forth certain information concerning grants of options to each of the Company’s named executive officers identified in the Summary Compensation Table during the fiscal year ended December 31, 2001.

Option Grants in Last Fiscal Year

(Individual Grants)

Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year (1)	Exercise Price ($/Share)	Expiration Date
Thomas Wilder (2)	—	—	—	—
James Corbett (3)	—	—	—	—
Harold Hurwitz	30,000	4.15%	$6.0500	7/3/11
William McLain (4)	30,000	4.15%	$6.0500	7/3/11
Earl Slee	30,000	4.15%	$6.0500	7/3/11
Brett Wall	20,000	2.76%	$4.9062	4/4/11
	2,250	0.31%	$4.4500	5/2/11
	30,000	4.15%	$6.0500	7/3/11
John Rush (5)	50,000	6.91%	$6.0500	7/3/11

(1)
Options to purchase an aggregate of 723,472 shares of common stock were granted to employees, including the named executive officers identified in the Summary Compensation Table during the fiscal year ended December 31, 2001.

(2)
Mr. Wilder was named as the Company’s President on September 3, 2002 and became its Chief Executive Officer on October 31, 2002. Mr. Wilder was granted an option to purchase 250,000 shares of common stock at an exercise price of $2.02 per share on September 2, 2002. 25% of the option will vest on September 2, 2003, and the remainder will vest at a rate of 2.083% per month until fully vested.

(3)
Mr. Corbett was named as the Company’s acting Chief Executive Officer and President on April 23, 2002, and served as acting President until September 3, 2002, when Mr. Wilder was named as the Company’s President. Mr. Corbett continued as the Company’s acting Chief Executive Officer until October 31, 2002, when Mr. Wilder was named as the Company’s Chief Executive Officer. Mr. Corbett was granted an option to purchase 16,000 shares pursuant to his election as Chairman of the Board of Directors in January

2002, at an exercise price of $6.30 per share, an additional 50,000 shares in January 2002 at an exercise price of $7.00 per share and an additional 10,000 shares in June 2002 at an exercise price of $4.35 per share pursuant to his election as President and Chief Executive Officer. 25% of each option will vest following one year from the date of grant, and the remainder will vest at a rate of 2.083% per month until fully vested.

(4)	Mr. McLain resigned as Vice President – Operations, October 31, 2002.

(5)	Mr. Rush resigned as the Company’s Chief Executive Officer and President and as a member of the Company’s Board of Directors on April 23, 2002.

Aggregated Option Exercises in Last Fiscal Year.    The following table includes the number of shares covered by both exercisable and unexercisable stock options as of December 31, 2001. Also reported are the values for “in the money” options which represent the positive spread between the exercise prices of any such existing stock options and the fiscal year end price of the Company’s common stock ($6.29 per share).

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the-Money Options at Fiscal Year End ($)
Name	Shares acquired on exercise (#)	Value realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas Wilder (1)	—	—	—	—	—	—
James Corbett (2)	—	—	—	—	—	—
Harold Hurwitz	—	—	116,011	32,114	$60,825	$6,450
William McLain (3)	—	—	86,109	32,091	$53,391	$6,450
Earl Slee	—	—	137,000	33,125	$33,825	$6,450
Brett Wall	—	—	75,374	26,876	$32,566	$6,450
John Rush (4)	—	—	350,000	—	$351,950	—

(1)
Mr. Wilder was named as the Company’s President on September 3, 2002 and became its Chief Executive Officer on October 31, 2002. Mr. Wilder was granted an option to purchase 250,000 shares of common stock at an exercise price of $2.02 per share on September 2, 2002. 25% of the option will vest on September 2, 2003, and the remainder will vest at a rate of 2.083% per month until fully vested.

(2)
Mr. Corbett was named as the Company’s acting Chief Executive Officer and President on April 23, 2002, and served as acting President until September 3, 2002, when Mr. Wilder was named as the Company’s President. Mr. Corbett continued as the Company’s acting Chief Executive Officer until October 31, 2002, when Mr. Wilder was named as the Company’s Chief Executive Officer. Mr. Corbett was granted an option to purchase 16,000 shares pursuant to his election as Chairman of the Board of Directors in January 2002, at an exercise price of $6.30 per share, an additional 50,000 shares in January 2002 at an exercise price of $7.00 per share, and an additional 10,000 shares in June 2002 at an exercise price of $4.35 per share pursuant to his election as President and Chief Executive Officer. 25% of each option will vest following one year from the date of grant, and the remainder will vest at a rate of 2.083% per month until fully vested.

(3)	Mr. McLain resigned as Vice President – Operations, on October 31, 2002.

(4)	Mr. Rush resigned as the Company’s Chief Executive Officer and President and as a member of the Company’s Board of Directors on April 23, 2002.

EMPLOYMENT AND SEVERANCE AGREEMENTS

The Company has entered into a separation agreement with John Rush, who resigned as the Company’s President and Chief Executive Officer and as a member of the Company’s Board of Directors on April 23, 2002. Under the terms of the separation agreement, Mr. Rush will provide consulting services to the Company and continue to receive his base salary for a period of one year, and he will continue to make himself available to the Company to provide certain services at the Company’s request until July 26, 2003.

Effective June 1, 2002, the Company entered into an employment agreement with James Corbett, the Company’s then-acting President and Chief Executive Officer, who also is Chairman of the Company’s Board of Directors, President of ev3 International, Executive Vice President and a director of ev3 Inc., ev3 International’s parent company, and owner of a 0.1% membership interest in Micro Investment. The Company concurrently entered into an agreement with ev3 Inc., with respect to relocation expenses for Mr. Corbett. Under the terms of both agreements, the Company agreed to pay 75% of Mr. Corbett’s relocation expenses, up to an aggregate expenditure by the Company of $352,500. The agreement with ev3 Inc. provided that in the event that Mr. Corbett were to cease to serve as the Company’s Chief Executive Officer prior to May 31, 2003, the Company would be reimbursed for a pro rata portion of relocation expenses previously paid by the Company based on the fraction of the year ending May 31, 2003 that Mr. Corbett would not have served as the Company’s Chief Executive Officer. The Company’s estimate of expenses to be incurred in connection with the relocation of Mr. Corbett is $147,000. The agreements also provided for the Company to make a loan to Mr. Corbett in an amount equal to the difference between an agreed-upon value of the residence from which Mr. Corbett relocated and existing obligations collateralized by the residence. The loan, amounting to $1,817,833, was made by the Company in July 2002, and collateralized by the residence. The loan was repaid to the Company from the proceeds of the sale of the residence in October 2002. Mr. Corbett resigned as acting President of the Company on September 3, 2002, upon the election of Thomas Wilder, III as President, and Mr. Corbett continued as the Company’s acting Chief Executive Officer until October 31, 2002, when Mr. Wilder was named as the Company’s Chief Executive Officer. Mr. Corbett continues to serve as the Chairman of the Company’s Board of Directors.

On September 3, 2002, the Company entered into an employment agreement with Thomas Wilder, who was named as the Company’s President on September 3, 2002 and who became its Chief Executive Officer on October 31, 2002. Pursuant to the terms of the agreement, Mr. Wilder shall receive a base salary of $250,000 per year, as well as a bonus of up to 40% of his base salary, based upon performance relative to goals set for the Company and for Mr. Wilder. Pursuant to the terms of the agreement, Mr. Wilder also received a one time signing bonus of $50,000, and is entitled to reimbursement for reasonable costs, to a maximum of $100,000, related to his relocation. Both the signing bonus and the relocation expense reimbursement are subject to repayment to the Company if Mr. Wilder’s employment ceases due to termination or resignation within one year following the start of his employment. Additionally, Mr. Wilder will be entitled to six months salary as severance if his employment is terminated by the Company other than for cause or pursuant to a layoff. Mr. Wilder was granted an option to purchase 250,000 shares of common stock at an exercise price of $2.02 per share on September 2, 2002. 25% of the option will vest on September 2, 2003, and the remainder will vest at a rate of 2.083% per month until fully vested.

The Company has entered into a separation and consulting agreement with William McLain, who resigned as the Company’s Vice President—Operations on October 31, 2002. Under the terms of the separation and consulting agreement, Mr. McLain will provide consulting services to the Company and continue to receive his base salary for a period of one year, and he will continue to make himself available to the Company to provide certain services at the Company’s request until October 31, 2003.

DIRECTORS’ FEES

Non-employee directors are compensated in the amount of $2,000 for each meeting of the Board of Directors attended and $500 for each committee meeting attended. Additionally, all directors are reimbursed for certain expenses incurred for meetings of the Board of Directors which they attend. James Corbett also receives $150,000, on an annualized basis, as compensation in his capacity as active Chairman of the Board of Directors. At the discretion of the Board of Directors, each non-employee director will be granted options under the Company’s 1996 Stock Incentive Plan. Currently, each non-employee director receives an initial grant of an option to purchase 16,000 shares, vesting 25% immediately and the remaining 75% over the following three years, plus an annual grant of an option to purchase 4,000 shares upon each reelection, vesting 25% immediately and the remaining 75% over the following three years. In fiscal year 2001, Kim Blickenstaff, Dick Allen and Jim Fitzsimmons were each granted an option to purchase 4,000 shares pursuant to their reelection to the Board of Directors in May 2001, and Dale Spencer was granted an option to purchase 16,000 shares pursuant to his election to the Board of Directors on the same date. Mr. Allen and Mr. Fitzsimmons resigned from the Board of Directors on July 24, 2001. Paul Buckman, Richard Emmitt and Elizabeth Weatherman were each granted an option to purchase 16,000 shares pursuant to their election to the Board of Directors in July 2001. Mr. Corbett was granted an option to purchase 16,000 shares pursuant to his election as Chairman of the Board of Directors in January 2002, and an additional 50,000 shares in January 2002 at the discretion of the Board of Directors. Mr. Buckman, Mr. Emmitt, Mr. Spencer, Mr. Corbett, Mr. Wallace, Ms. Blickenstaff and Ms. Weatherman were each granted an option to purchase 4,000 shares pursuant to their reelection to the Board of Directors in May 2002. Richard Randall was granted an option to purchase 16,000 shares pursuant to his election to the Board of Directors in July 2002. John Rush resigned as the Company’s Chief Executive Officer and President and as a member of the Company’s Board of Directors on April 23, 2002.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership of, and transactions in, the Company’s securities with the Securities and Exchange Commission and The Nasdaq Stock Market. Such directors, executive officers and 10% stockholders are also required to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon its review of the copies of Forms 3 and 4 and amendments thereto furnished to the Company, or written representations that no annual Form 5 reports were required, the Company believes that all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 applicable to its directors, officers and any persons holding ten percent or more of the Company’s common stock were made with respect to the Company’s fiscal year ended December 31, 2001, except that Kim Blickenstaff, a director of the Company, missed timely filing of a Form 4 with respect to the purchase of common stock in May 2001, (the Form 4 was subsequently filed on June 22, 2001), Brett Wall, an officer of the Company, missed timely filing of a Form 3 upon first becoming subject to the filing requirements under Section 16(a) in April 2001, (the Form 3 was subsequently filed on July 11, 2001), and Paul Buckman, a director of the Company, did not report 10,000 shares of the Company’s common stock he held upon the filing of his Form 3 in August 2001 (these shares were reported on his Form 5 filed in January 2002).

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Set forth below under the column titled “Pre-Second Closing” is certain information as of November 15, 2002 regarding the beneficial ownership of the Company’s common stock by (1) any person who was known by the Company to own more than five percent (5%) of the voting securities of the Company, (2) all directors, (3) each of the named executive officers identified in the Summary Compensation Table, and (4) all current directors and executive officers as a group. Unless otherwise indicated, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Set forth below under the column titled “Estimated Post-Second Closing” is an estimate of the beneficial ownership of the Company’s common stock by (1) any person who was known by the Company to own more than five percent (5%) of the voting securities of the Company, (2) all directors, (3) each of the named executive officers identified in the Summary Compensation Table, and (4) all current directors and executive officers as a group, following stockholder approval of and completion of the second stage of the private placement described in this proxy statement.

	Pre-Second Closing		Estimated Post-Second Closing
Name and Address of Beneficial Owners (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class	Amount and Nature of Beneficial Ownership (2)	Percent of Class
Abbott Laboratories (3)	1,212,628	4.96%	1,212,628	3.49%
Micro Investment, LLC (4)	14,075,223	57.59%	24,198,404	69.56%
Warburg, Pincus Equity Partners, L.P. (5)	12,714,883	52.02%	21,861,900	62.85%
Vertical Fund I, L.P. Vertical Fund II, L.P (6).	1,360,340	5.57%	2,336,504	6.72%
Pequot Capital Management, Inc. (7)	1,324,400	5.42%	1,324,400	3.81%
James Corbett (8)	47,333	*	47,333	*
George Wallace (9)	468,631	1.90%	468,631	1.34%
John Rush (10)	356,977	1.40%	356,977	1.00%
Dale A. Spencer (11)	9,000	*	9,000	*
Kim Blickenstaff (12)	68,521	*	103,007	*
Paul Buckman (13)	19,000	*	19,000	*
Elizabeth H. Weatherman (14)	12,723,883	52.04%	21,870,900	62.86%
Richard B. Emmitt (15)	1,369,340	5.60%	2,345,504	6.74%
Harold Hurwitz (16)	132,446	*	141,068	*
William McLain (17)	140,641	*	147,825	*
Earl Slee (18)	153,211	*	153,211	*
Brett Wall (19)	86,496	*	86,496	*
Richard Randall (20)	15,111	*	15,111	*
Thomas Wilder	0	*	0	*
All executive officers and directors as a group (12 persons)(21)	15,092,972	60.14%	25,244,150	71.23%

*	Less than 1%

(1)	Unless otherwise indicated, the business address of each stockholder is c/o Micro Therapeutics, Inc., 2 Goodyear, Irvine, California 92618.

(2)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days of November 15, 2002 are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. 24,440,317 shares of common stock of the Company were outstanding as of November 15, 2002 (including the shares issued in the closing of the first stage of the private placement described in proposals 1 and 2 above). The percentages in the “Estimated Post-Second Closing” column assume 34,786,222 shares of common stock outstanding following the closing of the second stage of the private placement described in proposals 1 and 2 above.

(3)	The address of Abbott Laboratories is 100 Abbott Park Road, Abbott Park, Illinois 60064-6400.

(4)	Shares owned directly by Micro Investment, LLC. The address of Micro Investment, LLC, is 466 Lexington Avenue, New York, NY 10017.

(5)
Warburg, Pincus Equity Partners, L.P., including three affiliated partnerships, owns a 86.9% membership interest in Micro Investment, and, as managing member, has voting and investment power over certain shares not directly attributable to Warburg, Pincus Equity Partners, L.P. Warburg, Pincus Equity Partners, L.P. may be deemed to be a beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of 12,714,883 shares prior to the second closing, and 21,861,900 shares following the second closing. Warburg, Pincus & Co. is the sole general partner of Warburg, Pincus Equity Partners, L.P. Warburg, Pincus Equity Partners, L.P. is managed by Warburg Pincus LLC. Lionel I. Pincus is the managing partner of Warburg, Pincus & Co. and the managing member of Warburg Pincus LLC and may be deemed to control both entities. The address of Warburg, Pincus Equity Partners, L.P., Warburg, Pincus & Co. and Warburg Pincus LLC is 466 Lexington Avenue, New York, New York 10017.

(6)
Vertical Fund I, L.P. and Vertical Fund II L.P. own an aggregate 9.7% membership interest in Micro Investment and may be deemed to be a beneficial owner of 1,360,340 shares prior to the second closing, and 2,336,504 shares following the second closing. The Vertical Group, L.P. is the sole general partner of Vertical Fund I, L.P and Vertical Fund II, L.P. The address of The Vertical Group, Vertical Fund I, L.P and Vertical Fund II, L.P. is 25 Deforest Avenue, Summit, New Jersey 07901.

(7)
Based on information set forth in a Schedule 13G/A, filed with the Securities and Exchange Commission on February 14, 2002. Includes 800,000 shares of common stock owned by Pequot Private Equity Fund II LP, 216,600 shares of common stock owned by Pequot Healthcare Fund, L.P., 273,000 shares of common stock owned by Pequot Healthcare Offshore Fund, L.P. and 34,800 shares of common stock owned by Pequot Healthcare Institutional Fund, L.P. Pequot Capital Management, Inc. is the investment manager of Pequot Private Equity Fund II LP, Pequot Healthcare Fund, L.P., Pequot Healthcare Offshore Fund, L.P. and Pequot Healthcare Institutional Fund, L.P., holds all voting and dispositive power for all shares of records held by such entities, and disclaims beneficial ownership of the shares held therein. The address of Pequot Capital Management, Inc. is 500 Nyala Farm Road, Westport, Connecticut 06880.

(8)
Includes 39,833 shares subject to options held by Mr. Corbett exercisable within 60 days of November 15, 2002. Mr. Corbett owns a 0.1% membership interest in Micro Investment but does not have voting or investment power over any of such shares.

(9)
Includes 185,728 shares subject to options exercisable within 60 days of November 15, 2002. Also includes 10,000 shares held in trust for Mr. Wallace’s mother. Mr. Wallace disclaims beneficial ownership of the shares held in trust for his mother.

(10)
Includes 350,000 shares subject to options held by Mr. Rush exercisable within 60 days of November 15, 2002. Mr. Rush resigned as the Company’s Chief Executive Officer and President and as a member of the Company’s Board of Directors on April 23, 2002.

(11)
Consists of 9,000 shares subject to options exercisable within 60 days of November 15, 2002. Mr. Spencer owns a 1.8% membership interest in Micro Investment but does not have voting or investment power over any shares.

(12)	Includes 21,000 shares subject to options held by Mr. Blickenstaff exercisable within 60 days of November 15, 2002.

(13)
Mr. Buckman owns a 0.9% membership interest in Micro Investment but does not have voting or investment power over any shares. Includes 9,000 shares subject to options exercisable within 60 days of November 15, 2002.

(14)
Represents shares that may be deemed to be beneficially owned by Warburg, Pincus Equity Partners, L.P. Ms. Weatherman is a general partner of Warburg, Pincus & Co. and managing director and member of Warburg Pincus LLC. All shares indicated as owned by Ms. Weatherman (except for the 8,000 shares subject to options) are included because of her affiliation with Warburg, Pincus Equity Partners, L.P., Warburg, Pincus & Co., and Warburg Pincus LLC. Ms. Weatherman disclaims beneficial ownership of all shares owned by Warburg, Pincus Equity Partners, L.P., Warburg, Pincus & Co., and Warburg Pincus LLC. Includes 9,000 shares subject to options exercisable within 60 days of November 15, 2002.

(15)
Represents shares that may be deemed to be beneficially owned by Vertical Fund I, L.P. and Vertical Fund II, L.P. Mr. Emmitt is a general partner of The Vertical Group, L.P. All shares indicated as owned by Mr. Emmitt (except for the 8,000 shares subject to options) are included because of his affiliation with Vertical Fund I, L.P., Vertical Fund II, L.P. and The Vertical Group, L.P. Mr. Emmitt disclaims beneficial ownership of all shares owned by Vertical Fund I, L.P., Vertical Fund II, L.P. and The Vertical Group, L.P. Includes 9,000 shares subject to options exercisable within 60 days of November 15, 2002.

(16)	Includes 126,620 shares subject to options held by Mr. Hurwitz exercisable within 60 days of November 15, 2002.

(17)	Includes 96,730 shares subject to options held by Mr. McLain exercisable within 60 days of November 15, 2002. Mr. McLain resigned as Vice President – Operations, on October 31, 2002.

(18)	Includes 148,125 shares subject to options held by Mr. Slee exercisable within 60 days of November 15, 2002.

(19)	Includes 83,499 shares subject to options held by Mr. Wall exercisable within 60 days of November 15, 2002.

(20)	Consists of 15,111 shares subject to options held by Mr. Randall exercisable within 60 days of November 15, 2002.

(21)	Includes directors’ and executive officers’ shares, including shares subject to options exercisable within 60 days of November 15, 2002.

CHANGE IN CONTROL IN LAST FISCAL YEAR

On May 25, 2001, the Company entered into a securities purchase agreement with Micro Investment, whose principal investors are Warburg, Pincus Equity Partners, L.P. and The Vertical Group. Under the securities purchase agreement, Micro Investment invested approximately $56,000,000 in exchange for newly issued shares of the Company’s common stock. The funds were furnished from the working capital of Micro Investment. The transaction consisted of a two-stage private placement. The first stage involved the sale of 1,986,615 shares of the Company’s common stock at a price of $3.75 per share, of which 1,828,679 shares were sold to Micro Investment on May 31, 2001, and 157,936 shares were sold to Micro Investment on June 19, 2001 (upon waiver of certain stockholders of their existing preemptive rights), resulting in proceeds to the Company of approximately $7,500,000 before transaction costs. The second stage, which closed on July 26, 2001, involved the sale to Micro Investment of 8,119,533 shares of the Company’s common stock at a price of $6.00 per share, resulting in additional proceeds to the Company of approximately $48,700,000 million, before transaction costs. Upon the closing of the second stage, Micro Investment owned 50.24% of the outstanding shares of the Company’s common stock, resulting in a change in control of the Company. As a result, stockholder approval of the second stage was required under the Marketplace Rules of the Nasdaq Stock Market. The Company received the necessary vote of stockholders approving the second stage at a special meeting held July 26, 2001. The closing of the second stage also resulted in a change in ownership as defined by Section 382 of the Internal Revenue Code, which is likely to result in a significant limitation on the Company’s ability to utilize its net operating loss carryforwards during any year to offset future taxable income, should the Company generate such taxable income.

Together with the 3,969,075 shares of common stock purchased by Micro Investment pursuant to the closing of the first stage of the private placement under the securities purchase agreement dated September 3, 2002 described in proposals 1 and 2 above, Micro Investment currently holds 14,075,223 shares of the Company’s common stock, which as of November 15, 2002, is approximately 57.59% of the Company’s outstanding shares.

Pursuant to the terms of the May 25, 2001 securities purchase agreement, for so long as Micro Investment owns at least 10% of the outstanding shares of the Company’s common stock, the Company has agreed that the number of members of its Board of Directors will not exceed seven. Micro Investment consented to an increase in the size of the Board of Directors in January 2002, at which time James Corbett was elected to the Board of Directors as its Chairman. Additionally, the May 25, 2001 securities purchase agreement obligates the Company to nominate and use its best efforts to cause to be elected and to remain as a director on the Board of Directors, (a) one person designated by Micro Investment, as long as Micro Investment owns at least 5%, but less than 10% of the outstanding shares of common stock of the Company, (b) two persons designated by Micro Investment, as long as Micro Investment owns at least 10%, but less than 20% of the outstanding shares of common stock of the Company, (c) three persons designated by Micro Investment, as long as Micro Investment owns at least 20%, but less than 30% of the outstanding shares of common stock of the Company, and (d) four persons designated by Micro Investment, as long as Micro Investment owns at least 30% of the outstanding shares of common stock of the Company. In addition, the May 25, 2001 securities purchase agreement provides that for so long as Micro Investment owns at least 10% of the outstanding shares of the Company’s common stock, at least one of the members of the Company’s Board of Directors designated by Micro Investment shall serve as a member of each committee of the Board. As of April 12, 2002, Micro Investment’s four Board of Director designees are Dale A. Spencer, Elizabeth H. Weatherman, Richard B. Emmitt and Paul Buckman.

Pursuant to the terms of the May 25, 2001 securities purchase agreement, the Company filed a registration statement for the purpose of registering the 10,106,148 shares sold to Micro Investment, under the Securities Act of 1933, as amended. Additional details regarding the Company’s obligation to keep the registration statement effective are provided below in the section entitled “Certain Relationships and Related Party Transactions.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On June 28, 2000, Abbott Laboratories and the Company entered into an agreement that superceded their previously existing August 1998 distribution agreement. Under the terms of the June 2000 agreement, Abbott has exclusive rights to distribute the Company’s peripheral blood clot therapy products in the United States and Canada, and the Company has certain responsibilities for marketing and promotion.

In September 1996, William McLain, then an officer of the Company, issued a note to the Company in the aggregate principal amount of $15,000, bearing an interest rate of 8% per annum. The balance due on the note was paid in January 2000.

In November 1999, William McLain and George Wallace, then officers of the Company, exercised options in conformity with the Company’s 1996 Stock Incentive Plan, resulting in the issuance of 39,925 shares of the Company’s common stock to Mr. McLain and 16,705 shares of the Company’s common stock to Mr. Wallace. Mr. McLain and Mr. Wallace issued full-recourse promissory notes to the Company, each bearing an interest rate of 5.47% per annum, in the amount of $213,544 and $79,920, respectively, each collateralized by such shares of the Company’s common stock, due October 2002. In February 2001, Mr. Wallace repaid the principal and accrued interest of his note, which aggregated $85,128 at December 31, 2000.

In April 2000, William McLain borrowed $65,307 from the Company and George Wallace borrowed $102,750 from the Company, which amounts were evidenced by full-recourse promissory notes issued to the Company by Mr. McLain and Mr. Wallace, each bearing an interest rate of 6.49% per annum. The note issued by Mr. McLain was collateralized by 39,925 shares of the Company’s common stock, and the note issued by Mr. Wallace was collateralized by 41,080 shares of the Company’s common stock. Certain interest payments on the notes were due in April of 2001 and 2002, with the remaining principal and interest due in April 2003. In January 2001, the Company and Mr. Wallace agreed to offset incentive compensation otherwise payable to him against all of the principal and accrued interest of his note, which aggregated $107,543 at December 31, 2000.

The Company manufactures products for sale to Sub-Q, Inc., a privately-held business whose President and Chief Executive Officer, George Wallace, is a member of the Company’s Board of Directors. Sales to Sub-Q, Inc., were $21,890 in 2000 and $31,718 in 2001.

As described in the section above entitled “Change in Control in Last Fiscal Year,” on May 25, 2001, the Company entered into a securities purchase agreement with Micro Investment which, following stockholder approval obtained at a special meeting of stockholders on July 26, 2001, resulted in Micro Investment owning 10,106,148 shares of the Company’s common stock. Together with the 3,969,075 shares of common stock purchased by Micro Investment pursuant to the closing of the first stage of the private placement under the securities purchase agreement dated September 3, 2002 described in proposals 1 and 2 above at a price of $2.083 per share, Micro Investment currently holds 14,075,223 shares of the Company’s common stock, which as of November 15, 2002, is approximately 57.59% of the Company’s outstanding shares. Pursuant to the terms of the May 25, 2001 securities purchase agreement, Micro Investment is entitled to nominate, and the Company is obligated to use its best efforts to cause to be elected, a certain number of persons to fill seats on the Company’s Board of Directors, as described in further detail in the section above entitled “Change in Control in Last Fiscal Year.”

The following executive officers and director of the Company also participated in the first stage of the private placement under the securities purchase agreement dated September 3, 2002 described in proposals 1 and 2 above, purchasing shares of the Company’s common stock at a price of $2.083 per share, and have agreed to purchase shares of the Company’s common stock in the closing of the second stage, also at a price of $2.083 per share: Kim Blickenstaff, a member of the Board of Directors of the Company, purchased 13,521 shares in the first stage, and is obligated to purchase 34,486 shares in the second stage, Harold Hurwitz, the Chief Financial Officer of the Company, purchased 3,380 shares in the first stage, and is obligated to purchase 8,622 shares in the second stage, and William McLain, the former Vice President—Operations of the Company, purchased 2,816 shares in the first stage, and is obligated to purchase 7,184 shares in the second stage.

Pursuant to the terms of the May 25, 2001 securities purchase agreement between the Company and Micro Investment, the Company filed a registration statement for the purpose of registering the 10,106,148 shares sold to Micro Investment under the Securities Act of 1933, as amended. The Company is obligated to keep the registration statement effective until the earlier of the date on which all of the shares are sold or can be sold by Micro Investment in any 90 day period without registration in compliance with Rule 144 under the Securities Act of 1933, as amended, without regard to the volume limitations imposed by Rule 144. If the registration statement is suspended or is otherwise not effective for more than 60 days during any 12-month period, then the Company will be obligated to pay Micro Investment liquidated damages in the amount of 2% of the aggregate purchase price paid for the shares of common stock for every 30 day period such suspension or non-effectiveness continues. Pursuant to the terms of the May 25, 2001 securities purchase agreement, the Company also granted Micro Investment a right to participate in future sales by the Company of its equity securities based upon the percentage ownership in the Company at the time of the sale, except in certain limited circumstances.

Pursuant to the registration rights provisions of the securities purchase agreement dated September 3, 2002, the Company is obligated to prepare and file with the Securities and Exchange Commission, as soon as practicable after the closing of the second stage of the private placement, a registration statement for the purpose of registering under the Securities Act of 1933, all of the shares common stock that are sold to the investors in the first and second stages of the private placement. The registration rights provisions further provide that the Company will use its reasonable efforts to cause the registration statement to become effective no later than 60 days after the Company files it with the Securities and Exchange Commission, and the Company will keep the registration statement effective until the earlier of the date on which all of the registrable securities are sold or can be sold by the holders in any 90 day period without registration in compliance with Rule 144 under the Securities Act of 1933 without regard to the volume limitations imposed by Rule 144. If the registration statement has not been declared effective by the Securities and Exchange Commission by March 31, 2003, or if the registration statement is declared effective but is suspended or is otherwise not effective for more than 60 days during any 12-month period, then the Company agrees to pay the investors liquidated damages in the amount of 2% of the aggregate purchase price paid for the shares of common stock in the first stage and second stage of the transactions contemplated under the securities purchase agreement for every 30 day period such suspension or non-effectiveness continues.

In November 2001, the Company signed a sales representative agreement with ev3 International, Inc. Under the terms of the agreement, ev3 International provides product promotion, marketing, sales solicitation, inventory management, accounting, invoicing, collection and administrative services in certain countries outside the U.S. and Canada where the Company has no existing third-party distributor for its products, and distributor management services in certain countries outside the U.S. and Canada where the Company has an existing third-party distributor for its products. In April 2002, the Company and ev3 International signed a Lease and Support Services Agreement, under which the Company provides ev3 International with office space and certain facility-related and administrative services in exchange for a fee, based on the square footage utilized by ev3 International and the Company’s budgeted facility costs. Additionally, James Corbett, the Chairman of the Company’s Board of Directors, is the President of ev3 International and Executive Vice President and a director of ev3 Inc, the parent company of ev3 International. Dale Spencer, a director of the Company, is a director of ev3 International and chairman of the board of directors of ev3 Inc. Elizabeth Weatherman, a director of the Company, is a director of ev3 Inc. Paul Buckman, a director of the Company, is President, Chief Executive Officer and a director of ev3 Inc.

On November 18, 2002, the Company obtained a short-term loan by issuing an unsecured promissory note in the principal amount of three million dollars ($3,000,000) to Micro Investment. The note bears interest at the rate of ten percent (10%) per annum prior to maturity and twelve percent (12%) per annum thereafter. The note is due and payable by the Company upon the earlier of (1) the demand of Micro Investment or (2) May 18, 2003. The loan is being made by Micro Investment to provide the Company with the short-term working capital that the Company anticipates it will require until the anticipated closing of the second stage of the private placement described in this proxy statement.

The Company believes that all of the transactions set forth above in this section were made on terms no less favorable to the Company than could otherwise be obtained from unaffiliated third parties.

Effective June 1, 2002, the Company entered into an employment agreement with James Corbett, the Company’s then-acting President and Chief Executive Officer, who also is Chairman of the Company’s Board of Directors, President of ev3 International, Executive Vice President and a director of ev3 Inc., ev3 International’s parent company and owner of a 0.1% membership interest in Micro Investment. The Company concurrently entered into an agreement with ev3 Inc., with respect to relocation expenses for Mr. Corbett. Under the terms of both agreements, the Company agreed to pay 75% of Mr. Corbett’s relocation expenses, up to an aggregate expenditure by the Company of $352,500. The agreements also provided for the Company to make a loan to Mr. Corbett in an amount equal to the difference between an agreed-upon value of the residence from which Mr. Corbett relocated and existing obligations collateralized by the residence. The loan, amounting to $1,817,833, was made by the Company in July 2002, and collateralized by the residence. The loan was repaid to the Company from the proceeds of the sale of the residence in October 2002. The terms of these agreements are described in further detail in the section above entitled “Employment and Severance Agreements.” Mr. Corbett resigned as acting President of the Company on September 3, 2002, upon the election of Thomas Wilder, III as President, and Mr. Corbett continued as the Company’s acting Chief Executive Officer until October 31, 2002, when Mr. Wilder was named as the Company’s Chief Executive Officer. Mr. Corbett continues to serve as the Chairman of the Company’s Board of Directors.

All future transactions between the Company and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors.

STOCKHOLDER PROPOSALS

Any stockholder desiring to submit a proposal for action at the Company’s 2003 annual meeting of stockholders and presentation in the Company’s proxy statement with respect to such meeting should arrange for such proposal to be delivered to the Company at its principal place of business no later than January 2, 2003, which is 120 calendar days prior to the anniversary of the mailing date of the proxy statement with respect to the 2002 annual meeting of stockholders in order to be considered for possible inclusion in the proxy statement for that meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, Rules and Regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.

Securities and Exchange Commission rules also establish a different deadline, the discretionary vote deadline, for submission of stockholder proposals that are not intended to be included in the Company’s proxy statement with respect to discretionary voting. The discretionary vote deadline for the 2003 annual meeting of stockholders is March 19, 2003 (45 calendar days prior to the anniversary of the mailing date of the proxy statement with respect to the 2002 annual meeting of stockholders). If a stockholder gives notice of such a proposal after the discretionary vote deadline, the Company’s proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the Company’s 2003 annual meeting of stockholders.

OTHER MATTERS

Management is not aware of any other matters to come before the meeting. If any other matter not mentioned in this proxy statement is brought before the meeting, the proxy holders named in the enclosed proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

By Order of the Board of Directors

December , 2002	Thomas C. Wilder, III
President and Chief Executive Officer

APPENDIX A

DENDRON GMBH

Financial Statements as of and for the year ended December 31, 2001 and as of and for the nine-month period ended September 30, 2002

DENDRON GMBH

REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders of Dendron GmbH:

In our opinion, the accompanying balance sheets and the related statements of operations, changes in shareholders’ equity (deficiency) and cash flows, present fairly, in all material respects, the financial position of Dendron GmbH at December 31, 2001 and September 30, 2002, and the results of its operations and its cash flows for the year ended December 31, 2001 and the nine-month period ended September 30, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note [3] to the financial statements, the Company has suffered losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note [3] and [22]. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note [19] to the financial statements, the Company has extensive transactions and relationships with several related parties. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

PwC Deutsche Revision AG
Essen, Germany

DENDRON GMBH
BALANCE SHEETS
As of December 31, 2001 and
September 30, 2002
in Euro

	As of December 31, 2001	As of September 30, 2002
ASSETS
Current Assets
Cash	€31	€2,185
Accounts receivable, net	214,051	548,229
Inventories, net	506,263	543,635
Prepaid expenses and other current assets	300,740	175,142

Total Current Assets	1,021,085	1,269,191

Non-Current Assets
Property and equipment, net	136,117	617,930
Other assets	—	20,671

Total Non-Current Assets	136,117	638,601

TOTAL ASSETS	€1,157,202	€1,907,792

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY
Current Liabilities
Accounts payable	€168,012	€648,052
Overdraft facilities	365,829	720,658
Silent partnership obligation	—	1,500,000
Current portion of long-term debt	609,033	522,911
Accrued salaries and benefits	64,404	38,408
Accrued liabilities	530,927	1,049,800
Other liabilities	18,640	20,688

Total Current Liabilities	1,756,845	4,500,517

Non-Current Liabilities
Long-term debt	1,277,948	920,325
Accrued liabilities	60,000	60,000

Total Non-Current Liabilities	1,337,948	980,325

TOTAL LIABILITIES	3,094,793	5,480,842

Commitments and contingencies (Note 17)

SHAREHOLDERS’ DEFICIENCY
Capital stock	686,000	686,000
Additional paid-in capital	2,788,185	2,788,185
Receivables from shareholders	(160,822)	—
Accumulated deficit	(5,250,954)	(7,047,235)

TOTAL SHAREHOLDERS’ DEFICIENCY	(1,937,591)	(3,573,050)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIENCY	€1,157,202	€1,907,792

The accompanying notes are an integral part of these financial statements.

DENDRON GMBH
STATEMENTS OF OPERATIONS
Year Ended December 31, 2001 and
Nine-Month Period Ended September 30, 2002
in Euro

	For the year ended December 31, 2001	For the nine-month period ended September 30, 2002
Net sales	€2,065,303	€1,900,485
Cost of sales	1,210,821	930,712

Gross margin	854,482	969,773
Costs and expenses:
Research and development	672,760	685,582
Marketing and sales	816,441	826,103
General and administrative	1,057,430	709,712
Other operating (income) expense	(3,623)	34,095

Loss from operations	(1,688,526)	(1,285,719)
Interest expense, net	(210,220)	(510,562)

Loss before provision for income taxes	(1,898,746)	(1,796,281)
Provision for income taxes	—	—

Net loss	€(1,898,746)	€(1,796,281)

The accompanying notes are an an integral part of these financial statements.

DENDRON GMBH
STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIENCY
Year Ended December 31, 2001 and
Nine-Month Period Ended September 30, 2002
In Euro

	Capital stock	Additional paid-in capital	Receivables from Shareholders	Accumulated deficit	Total shareholders’ deficiency
Balances as of December 31, 2000	€500,000	€—	€(218,789)	€(3,352,208)	€(3,070,997)
Issuance of shares for cash	186,000	2,788,185	—	—	2,974,185
Collection of receivable from shareholders	—	—	57,967	—	57,967
Net loss for the year	—	—	—	(1,898,746)	(1,898,746)

Balances as of December 31, 2001	686,000	2,788,185	(160,822)	(5,250,954)	(1,937,591)
Collection of receivable from shareholders	—	—	160,822	—	160,822
Net loss for the period	—	—	—	(1,796,281)	(1,796,281)

Balances as of September 30, 2002	€686,000	€2,788,185	€—	€(7,047,235)	€(3,573,050)

The accompanying notes are an integral part of these financial statements.

DENDRON GMBH
STATEMENTS OF CASH FLOWS
Year Ended December 31, 2001 and
Nine-Month Period Ended September 30, 2002
in Euro

	For the year ended December 31, 2001	For the nine-month period ended September 30, 2002
Cash flows from operating activities:
Net loss for the period	€(1,898,746)	€(1,796,281)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation	22,785	61,206
Changes in certain assets and liabilities, net of non-cash transactions:
Accounts receivable	33,109	(334,178)
Inventories	41,075	2,668
Prepaid expenses and other assets	(98,219)	(37,372)
Accounts payable	(846,518)	480,040
Accrued salaries and benefits	64,404	(25,996)
Accrued liabilities	316,140	518,873
Other liabilities	(8,833)	13,949

Net cash flows used in operating activities	(2,374,803)	(1,117,091)

Cash flows from investing activities:
Additions to property and equipment	(96,289)	(543,019)

Net cash flows used in investing activities	(96,289)	(543,019)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of issuance costs	2,974,185	—
Change in overdraft facility	(409,880)	354,829
Proceeds of issuance of long-term debt	—	1,500,000
Collection of receivables from shareholders	57,967	160,822
Principal payment on long-term debt	(153,387)	(153,387)
Principal payment on seller financing	—	(200,000)

Net cash flows provided by financing activities	2,468,885	1,662,264

Net increase/(decrease) in cash	(2,207)	2,154
Cash and cash equivalents as of beginning of period	2,238	31

Cash and cash equivalents as of end of period	€31	€2,185

Supplemental cash flow information:
Cash paid:
Interest	€42,887	€94,925
Non-cash financing activities:
Offset of seller financing liability with amounts due from EFMT	—	€102,258

The accompanying notes are an integral part of these financial statements.

DENDRON GMBH

NOTES TO FINANCIAL STATEMENTS

Note (1)    Purpose of these financial statements

The accompanying financial statements of Dendron GmbH have been prepared for inclusion in Micro Therapeutics, Inc.’s filings for purposes of complying with the rules and regulations of the U.S. Securities and Exchange Commission, pursuant to the transaction between Micro Therapeutics, Inc. and Dendron GmbH (“Dendron”), as further described in Note [22]. The accompanying financial statements are expressed in Euro and have been prepared in accordance with accounting principles generally accepted in the United States of America.

Note (2)    Organization, nature of business and basis of presentation

Organization

The concept behind Dendron was developed by Prof. Grönemeyer, the former controlling shareholder, who has been involved in the micro therapy business for many years. In 1994, Prof. Grönemeyer formed Entwicklungs-und-Forschungszentrum für Mikrotherapie gGmbH (“EFMT”), a non-profitable organization under the laws of Germany to perform research and development activities in the micro therapy industry. Since then, EFMT has been involved in the research and development of certain technology and intellectual property. Under German law, EFMT was not permitted to profit from the sale of products.

Due to this reason, Prof. Grönemeyer, together with Augusta Krankenhaus gGmbH and three former managing directors of EFMT (collectively referred herein as the “Founders”), formed Dendron GmbH on November 27, 1998 to effect the acquisition of certain of EFMT’s business assets. On December 31, 1998, Dendron completed the acquisition for cash consideration of €2.8 million. As of the date of the acquisition, Prof. Grönemeyer owned 51% of Dendron and was the controlling shareholder. However, as of the date of the acquisition, Prof. Grönemeyer owned 42% of EFMT, and did not have voting control of the organization. A written agreement among all members of EFMT was required in order to effect the sale. Accordingly, the transaction has been accounted for as a purchase by Dendron of the 100% ownership in certain assets of EFMT and was recorded at estimated fair value.

Nature of business

Dendron is a privately held, German-based developer and manufacturer of neurovascular focused products such as embolic coils for the treatment of brain aneurysms.

Fiscal year

Dendron’s fiscal year ends on the last day of December. Fiscal 2001 refers hereinafter to the year ended December 31, 2001 and Fiscal 2002 to the nine months ended September 30, 2002.

DENDRON GMBH

NOTES TO FINANCIAL STATEMENTS – (Continued)

Note (3)    Going concern

The accompanying financial statements were prepared assuming Dendron will continue to operate on a going-concern basis and do not include any adjustments to the recorded amounts of assets or to the recorded amounts or classification of liabilities which would be required if Dendron were unable to realize its assets and satisfy its liabilities and obligations in the normal course of business. Dendron has primarily incurred losses since its inception, and has a cumulative net loss of approximately €(7.0) million through September 30, 2002. At September 30, 2002 Dendron had a deficiency in working capital of €(3.2) million and a deficiency in shareholders’ equity of €(3.6) million. For Fiscal 2001 and Fiscal 2002 Dendron recorded negative cash flows from operations of
€(2.4) million and €(1.1) million, respectively.

Dendron has historically relied upon a private placement of its stock and issuance of debt to generate funds to meet its operating needs. Dendron’s ability to meet its obligations in the ordinary course of business is dependent upon its ability to establish profitable operations and raise additional financing through equity financing, arrangements with corporate sources, or other sources of financing to fund operations.

On September 3, 2002, the shareholders of Dendron entered into a binding agreement with Micro Therapeutics, Inc. pursuant to which Micro Therapeutics agreed to acquire 100% of Dendron’s outstanding share capital. Micro Therapeutics completed the acquisition on October 4, 2002. Management’s plans include financial support from the parent company. See Note [22] for additional details.

Note (4)    Significant accounting policies

The following is a summary of significant accounting policies followed by Dendron in the preparation of the financial statements.

(a)    Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(b)    Concentration of credit risk

Financial instruments that potentially subject Dendron to concentrations of credit risk consist principally of trade receivables. Dendron sells its products to customers in the interventional neuroradiology market industry. Dendron is exposed to credit risks in the event of non-payment by customers and/or distributors to the extent of amounts recorded on the balance sheet and limits such exposure to accounting losses by limiting the amount of credit extended whenever deemed necessary. Individual payment terms are agreed on with certain distributors to limit credit risk.

To date, a significant portion of Dendron’s revenues has been concentrated among a limited number of customers/distributors. In Fiscal 2001 and Fiscal 2002, one of Dendron’s

DENDRON GMBH

NOTES TO FINANCIAL STATEMENTS – (Continued)

direct customers represented approximately 41.7% and 42.9% of total revenues, respectively. Three of Dendron’s distributors accounted for approximately 21.9% and 23.0% of Dendron’s net revenues for Fiscal 2001 and Fiscal 2002, respectively. Dendron anticipates that it will continue to experience significant customer concentration. The loss of any one of these customers could have a material adverse effect on Dendron’s results of operations and financial position. As of September 30, 2002, Dendron had an accounts receivable balance of €548,229, net of an allowance for doubtful accounts of €197,499. Dendron maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The allowance for doubtful accounts is based on past payment history with the customer, analysis of the customer’s current financial condition and outstanding invoices older than a predetermined number of days. If the financial condition of Dendron’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Dendron earns a significant portion of revenues in Germany. Revenues from customers in Germany accounted for approximately 64.3% and 63.5% of Dendron’s total net revenues for Fiscal 2001 and Fiscal 2002, respectively. Dendron expects that revenues from Germany will continue to account for a significant portion of its total revenues in future periods.

The majority of the raw materials and purchased components used to manufacture Dendron’s products are readily available. Many of these raw materials and components are purchased from single sources due to technology, price, quality or other considerations. Most of these items, however, may be sourced from other suppliers, often after a requalification process. In the event that Dendron’s supply of critical raw materials or components was interrupted due to the time required to requalify materials or components or modify product designs, Dendron’s ability to manufacture the related product in desired quantities and in a timely manner could be adversely affected. Dendron attempts to mitigate these risks by working closely with key suppliers to coordinate product plans and the transition to replacement components for obsolete parts.

For Fiscal 2001 and 2002 the major portion of revenues was derived from the sale of detachable coils. These sales amounted to approximately 87.0% and 83.4% of total sales for Fiscal 2001 and Fiscal 2002, respectively.

(c)    Revenue recognition

In accordance with Staff Accounting Bulletin No. 101, product sales and related cost of sales are recognized upon the shipment of product to customers, some of which are distributors, provided Dendron has received a purchase order, the price is fixed or determinable, collectibility of the resulting receivable is reasonably assured and not contingent on subsequent resale, returns are reasonably estimable and there are no remaining obligations. The terms of substantially all product sales are FOB shipping point. Dendron’s sales terms to its distributors and customers provide no right of return outside of Dendron’s standard warranty policy, and payment terms consistent with industry standards apply. Sales terms and pricing extended to Dendron’s distributors are governed by the respective distribution agreements, together with binding purchase orders for each transaction. Dendron’s distribution partners purchase Dendron’s products to meet sales demand of their end-user customers as well as to fulfill their internal requirements associated with the sales process and contractual purchase requirements under the respective distribution agreements. Dendron’s products are generally under warranty against defects in material and workmanship

DENDRON GMBH

NOTES TO FINANCIAL STATEMENTS – (Continued)

for a period of one year. Dendron provides for the estimated future return of inventory and the estimated costs of warranty at the time of sale based on historical experience. Actual results have been within management’s expectations.

(d)    Foreign currency assets and liabilities

Dendron includes its foreign currency transaction gains and losses in its results of operations.

(e)    Bank overdraft

The book balance of the bank accounts was a negative €365,829 and a negative €720,658 as of December 31, 2001 and September 30, 2002, respectively. These amounts have been reclassified to current liabilities.

(f)    Inventories

Inventories are stated at the lower of acquisition or production cost or market. Cost is determined using the FIFO (First-in First-out) method. Finished goods and work in process inventories include direct material, labor and manufacturing overhead costs.

(g)    Property and equipment, net

Property and equipment are carried at cost less accumulated depreciation. Cost includes major expenditures for improvements and replacements that extend useful lives or increase capacity. Maintenance and repairs are expensed as incurred. Upon sale or disposition of assets, any gain or loss is included in the statement of operations. The cost of property and equipment is generally depreciated using the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are amortized over the lesser of the estimated useful lives of the assets or the related lease terms.

For financial statement purposes, property and equipment is depreciated using the straight-line method over the following lives:

Asset	Estimated useful life (years)
Leasehold improvements	8
Computer hardware and software	3
Machinery and equipment	8
Furniture and fixtures	5-8

Dendron continually monitors events and changes in circumstances that could indicate the carrying balances of its property and equipment may not be recoverable. When such events or changes in circumstances are present, Dendron assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of

DENDRON GMBH

NOTES TO FINANCIAL STATEMENTS – (Continued)

those assets, Dendron recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets.

(h)    Shipping and handling costs

Shipping and handling costs are expensed as incurred and recorded as a component of sales and marketing in the statement of operations. Such expenses for Fiscal 2001 and Fiscal 2002 were not material to the financial statements.

(i)    Research and development

Research and development costs are charged to expense as incurred.

(j)    Advertising costs

All advertising costs are expensed as incurred. Advertising costs for Fiscal 2001 and Fiscal 2002 were €123,018 and €72,892, respectively.

(k)    Derivative instruments

In June 1998, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), as amended by Statements of Financial Accounting Standards No. 137 and No. 138 in June 1999 and June 2000, respectively. Dendron adopted SFAS 133 effective January 1, 2001. These statements, which were required to be adopted for fiscal years beginning after June 15, 2000, established additional accounting and reporting standards for derivative instruments and hedging activities. The statements require that an entity recognize all derivatives (derivative instruments embedded in other contracts) as either assets or liabilities in the statement of financial position. This statement also defines and allows companies to apply hedge accounting to its designated derivatives under certain instances. It also requires that all derivatives be marked to market on an ongoing basis. This applies whether the derivatives are stand-alone instruments or embedded derivatives. Along with the derivatives, in the case of qualifying hedges, the underlying hedged items are also to be marked to market. These market value adjustments are to be included either in the income statement or other comprehensive income, depending on the nature of the hedged transaction. The fair value of financial instruments is generally determined by reference to market values resulting from trading on a national securities exchange or in an over the counter market. In cases where derivatives relate to financial instruments of non-public companies, or where quoted market prices are otherwise not available, such as for derivative financial instruments, fair value is based on estimates using present value or other valuation techniques.

Dendron has entered into a partnership obligation with a venture capitalist, which contains provisions for payments based on interest and equity prices. This agreement is considered to include embedded derivatives under SFAS 133. See Note [14] for additional discussion on the agreement containing embedded derivatives.

DENDRON GMBH

NOTES TO FINANCIAL STATEMENTS – (Continued)

(l)    Accounting for income taxes

Dendron follows the provisions of SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

(m)    Government grants or subsidies

Dendron has received funding from various government entities to subsidize research and development activities. No grants have been received in Fiscal 2001. Grants included in the statements of operations for Fiscal 2002 amounted to €134,593. These amounts have been netted against research and development expenses.

(n)    Comprehensive income

Dendron adopted Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (“SFAS 130”). SFAS 130 establishes standards for reporting comprehensive income and its components in the body of the financial statements. Comprehensive income includes net income as currently reported under Generally Accepted Accounting Principles and also considers the effect of additional economic events that are not required to be recorded in determining net income but are rather reported as a separate component of stockholders’ equity. To date Dendron has not had any transactions that are required to be reported in comprehensive income.

(o)    Pension information

Dendron does not maintain any pension plans. German law provides for pension benefits to be paid to retired employees from government-managed pension plans and/or privately-managed pension funds. Amounts payable to such plans are accounted for on an accrual basis.

(p)    Recent accounting pronouncements

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, Business Combinations (“SFAS 141”) and Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated or completed after June 30, 2001 and specifies criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. SFAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with the provisions of SFAS 142. SFAS 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of (“SFAS 121”). Dendron does not have any intangible assets with an indefinite useful life. The adoption of SFAS

DENDRON GMBH

NOTES TO FINANCIAL STATEMENTS – (Continued)

141 and SFAS 142 did not have a material impact on Dendron’s financial position or results of operations.

In August 2001, the FASB issued SFAS No. 143, “Accounting For Asset Retirement Obligations.” This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and the normal operation of a long-lived asset, except for certain obligations of lessees. This standard requires entities to record the fair value of a liability for an asset retirement obligation in the period incurred. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. Dendron has not yet determined the impact, if any, of adopting this standard.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). The objectives of SFAS 144 are to address significant issues relating to the implementation of FASB Statement No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of” (“SFAS 121”), and to develop a single accounting model, based on the framework established in SFAS 121, for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. SFAS 144 supersedes SFAS 121; however, it retains the fundamental provisions of SFAS 121 for (1) the recognition and measurement of the impairment of long-lived assets to be held and used and (2) the measurement of long-lived assets to be disposed of by sale. SFAS 144 supersedes the accounting and reporting provisions of Accounting Principles Board No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions” (“APB 30”), for segments of a business to be disposed of. However, SFAS 144 retains APB 30’s requirement that entities report discontinued operations separately from continuing operations and extends that reporting requirement to “a component of an entity” that either has been disposed of or is classified as “held for sale.” SFAS 144 also amends the guidance of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to eliminate the exception to consolidation for a temporarily controlled subsidiary. Dendron adopted the provisions of SFAS 144 effective January 1, 2002. The adoption of SFAS 144 did not have a material impact on Dendron’s financial position or results of operations.

In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities (“SFAS 146”). SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring) (“Issue 94-3”). The principal difference between SFAS 146 and Issue 94-3 relates to its requirements for recognition of a liability for a cost associated with an exit or disposal activity. This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue 94-3, a liability for an exit cost as defined in Issue 94-3 was recognized at the date of an entity’s commitment to an exit plan. A fundamental conclusion reached by the FASB in SFAS 146 is that an entity’s commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. Therefore, SFAS 146 eliminates the definition and requirements for recognition of exit costs in Issue 94-3. It also establishes that fair value is the objective for initial measurement of the liability. The provisions of

DENDRON GMBH

NOTES TO FINANCIAL STATEMENTS – (Continued)

SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. Dendron has not yet determined the impact, if any, of adopting this standard.

Note (5)    Accounts receivable, net

Accounts receivable consist of the following:

	As of December 31, 2001	As of September 30, 2002
Current
Accounts receivable from third parties:	€240,346	€712,512
Accounts receivable from related parties Note [19]:	42,262	33,216
Less: Allowance for doubtful accounts:	(68,557)	(197,499)

	€214,051	€548,229

Note (6)    Inventories, net

Inventories consist of the following:

	As of December 31, 2001	As of September 30, 2002
Current
Raw materials and work-in-process:	€297,101	€281,302
Finished goods:	344,054	397,225
Less: Allowance for obsolescence:	(134,892)	(134,892)

	€506,263	€543,635

The allowance for inventories consists of write-downs for EDC I coils that are not saleable due to a patent infringement see Note [18] and for Microcoils where the expiration dates were overdue and are no longer saleable.

DENDRON GMBH

NOTES TO FINANCIAL STATEMENTS—(Continued)

Note (7)    Prepaid expenses and other assets

Prepaid expenses and other assets consist of the following:

	As of December 31, 2001	As of September 30, 2002
Current
Value added tax	€233,530	€128,086
Related parties Note [19]	29,198	—
Other	38,012	47,056

	€300,740	€175,142

Non-current
Deposits	€—	€20,671

	€—	€20,671

The deposit in the amount of €20,671 pertains to leased facility space for production purposes.

Note (8)    Property and equipment, net

Property and equipment, net consist of the following:

	As of December 31, 2001	As of September 30, 2002
Current
Machinery and equipment	€3,045	€3,045
Leasehold improvements	3,409	438,313
Furniture and fixtures	95,513	146,085
Computer hardware and software	66,015	123,558

	167,982	711,001
Less, Accumulated depreciation	(31,865)	(93,071)

	€136,117	€617,930

Total depreciation expense for the year ended December 31, 2001 and for the nine-month period ended September 30, 2002 was €22,785 and €61,206, respectively. The significant increase in fixed assets is mainly due to leasehold improvements that were made to the production facility during Fiscal 2002.

DENDRON GMBH

NOTES TO FINANCIAL STATEMENTS—(Continued)

Note (9)    Accounts payable

Accounts payable consist of the following:

	As of December 31, 2001	As of September 30, 2002
Current
Trade payables to third parties	€168,012	€311,601
Trade payables to related parties Note [19]	—	336,451

	€168,012	€648,052

Note (10)    Accrued Salaries and Benefits

Accrued salaries and benefits consist of the following:

	As of December 31, 2001	As of September 30, 2002
Current
Salaries and social security payable	€45,715	€21,144
Accruals	18,689	17,264

	€64,404	€38,408

Note (11)    Accrued liabilities

Accrued liabilities consist of the following:

	As of December 31, 2001	As of September 30, 2002
Current
Patent infringement and related costs Note [18]	€489,000	€515,000
Accrued interest Note [14]	—	400,000
Related party Note [19]	—	40,000
Other	41,927	94,800

	€530,927	€1,049,800

Non-current
Accrued contingent interest liability Note [17]	€60,000	€60,000

	€60,000	€60,000

DENDRON GMBH

NOTES TO FINANCIAL STATEMENTS—(Continued)

Note (12)    Other liabilities

Other liabilities consist of the following:

	As of December 31, 2001	As of September 30, 2002
Current
Accruals	€15,252	€17,300
Liabilities to related parties Note [19]	3,388	3,388

	€18,640	€20,688

Note (13)    Short-term and long-term debt

Short-term debt consist of the following:

	As of December 31, 2001	As of September 30, 2002
Current
Current portion of seller financing Note [19]	€302,258	€216,136
Current portion of other long-term debt	306,775	306,775

Sub-total current portion of seller financing and other long-term debt	609,033	522,911
Overdraft facility	365,829	720,658
Silent partnership obligation with Technologie-Beteiligungsgesellschaft mbH der Deutschen Ausgleichsbank “Stille Beteiligung” Note [14]	—	1,500,000

	€974,862	€2,743,569

Generally, Dendron’s short-term borrowings are in the form of an overdraft facility. For Fiscal 2001 and Fiscal 2002, the interest rate for the overdraft facility was 8.75% per annum up to €766,938 as a maximum limit. If additional funds are needed by Dendron, they must be authorized by the bank and for such additional amounts Dendron would pay an additional 3.0%. There is no maturity of this overdraft facility and there exist no covenants. Certain assets have been pledged as security in respect to the overdraft facility and the term loan payable to bank. These include accounts receivables, inventories, patents and patent applications. Dendron used the proceeds from these borrowings for working capital needs, capital investments and other general corporate purposes.

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NOTES TO FINANCIAL STATEMENTS—(Continued)

Long-term debt consist of the following:

	As of December 31, 2001	As of September 30, 2002
Term loan payable to a bank, payable in 10 semi-annual installments of €153,387, interest is payable monthly at a fixed rate of 7.0%	€1,380,488	€1,227,100
Seller financing Note [19]	506,493	216,136

Sub-total	1,886,981	1,443,236
Less: current portion of long-term debt and seller financing	(609,033)	(522,911)

Long-term debt excluding current portion	€1,277,948	€920,325

The seller financing accrues interest at 6.0% and there exists no contractual maturity date.

At September 30, 2002, certain shareholders of Dendron have guaranteed debt of Dendron for approximately €460,163. The loan payable is backed by a guarantee from the State of Nordrhein-Westfalen for 80% of €2.3 million.

Aggregate annual maturities during the next five years, as of December 31, 2001, are as follows:

2002	€609,033
2003	511,010
2004	306,775
2005	306,775
2006	153,388

Total	€1,886,981

Note (14)    Partnership Obligation (Stille Beteiligung)

On September 19, 2001, Dendron entered into an agreement (the “Agreement”) with Technologie-Beteiligungsgesellschaft mbH der Deutschen Ausgleichsbank (the “silent partner”/Stiller Beteiligter) pursuant to which Dendron raised €1.5 million through the issuance of a security (the “silent partnership obligation”/Stille Beteiligung) due December 31, 2011. The silent partnership obligation accrues interest at 8.0% per annum. Interest on the silent partnership obligation is payable semi-annually. At September 30, 2002, the unpaid principal balance of the silent partnership obligation was €1.5 million. As a condition precedent to the actual funding of the amounts committed under the Agreement, Dendron was required to prepare and file with the silent partner a detailed investment plan subject to the silent partner’s approval. As stated in the Agreement, if Dendron failed to submit such a plan, or the plan was drafted in terms not acceptable by the silent partner, the funds would not be delivered to Dendron.

Dendron filed the required documentation in January 2002. The funds were received by Dendron in three installments in January, April and June 2002. The silent partnership obligation also contained a “put” provision whereby the silent partner could put the debt to Dendron for a

DENDRON GMBH

NOTES TO FINANCIAL STATEMENTS—(Continued)

specified price, as further described below, at the earliest of the following: (a) December 31, 2011, or (b) one of the following: (i) a change of control, (ii) a liquidation, winding up or dissolution or the sale of all or substantially all of Dendron’s assets, (iii) the consummation of a public offering of Dendron, (iv) the lack of silent partner’s consent on certain business decisions taken by Dendron for which such consent is required or (v) Dendron’s whole or partial redemption of the silent partnership obligation at its sole discretion (collectively referred herein as the “Termination Events”). If one of the Termination Events occur on or before September 19, 2006, the silent partner has the right to require Dendron to redeem the silent partnership obligation for an amount equal to the sum of (A) the principal amount then outstanding, together with any accrued but unpaid interest, plus (B) 30% of the principal amount then outstanding. Otherwise, if one of the Termination Events occur after September 19, 2006, or on December 31, 2011, the silent partner has the right to require Dendron to redeem the silent partnership obligation for an amount equal to the sum of (A) the amount then outstanding, together with any accrued but unpaid interest plus (B) 30% of the principal amount then outstanding, plus (C) 6% of the principal amount then outstanding times the number of years lapsed between the date of the Termination Event or December 31, 2011, whichever occurs first, and September 19, 2006. In addition, even though the silent partner does not participate in Dendron’s losses, it is entitled to 12% of Dendron’s adjusted net income, if any, as defined in the Agreement. Adjusted net income is defined as net income according to German generally accepted accounting principles adjusted for items that have effected the profit and loss statement for the period such as income taxes, bonuses for management, extraordinary items, gains and losses from the sale of fixed assets and profit sharing agreement amounts.

The security is considered a hybrid instrument which contains an 8% debt instrument, as the host contract, and a compound embedded derivative. The compound embedded derivative is comprised of (1) a profit sharing payment provision and (2) a put option, which both meet the definition of embedded derivatives and are accounted for together as a compound embedded derivative, as prescribed by SFAS 133.

Dendron has separated the profit sharing payment provision from the host contract, however, Dendron believes that the fair value of this component of the compound embedded derivative is zero as of the date the liability was incurred and as of September 30, 2002. Management estimated the fair value based on the fact that Dendron incurred significant losses and negative cash flows from operations which raise uncertainty about Dendron’s ability to continue as a going concern.

As discussed in Note [22], on September 3, 2002, the shareholders of Dendron entered into a securities purchase agreement with Micro Therapeutics, Inc. On October 4, 2002, Micro Therapeutics, Inc. announced it had completed the acquisition of Dendron. Under the terms of the Agreement, as described above, the change in control of Dendron resulting from the transaction with Micro Therapeutics, Inc. allowed the security holder to request redemption of the security at original principal amount plus any accrued but unpaid interest plus 30% of the original principal amount. Dendron has reflected in interest expense an amount of €436,894 for accrued interest and the change in fair value of the compound embedded derivative.

Note (15)    Income taxes

No provision for income taxes has been recorded because Dendron has predominantly incurred net losses since inception and Dendron has received no benefit for such losses.

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NOTES TO FINANCIAL STATEMENTS—(Continued)

Management believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the reliability of the deferred tax assets such that a full valuation allowance has been recorded.

The difference between the statutory rate of approximately 39.9% and the tax benefit of zero recorded by Dendron is primarily due to Dendron’s full valuation allowance against its net deferred tax assets.

As of September 30, 2002, Dendron had available in Germany cumulative tax loss carry forwards for corporate income tax of approximately €5.1 million. Under current German tax laws, these loss carry forwards have an indefinite life and may be used to offset future taxable income.

Note (16)    Shareholders’ deficiency

(a)	Shareholders’ agreement

All holders of Dendron’s shares are parties to Dendron’s articles of incorporation “Gesellschaftsvertrag,” as amended in July 2001 to include other shareholders as described in Note [16(c)] below. This agreement provides for a right of first refusal to non-selling shareholders to purchase any selling shareholders’ shares at a price equal to that determined by a third party.

(b)	Capital stock

Dendron has been formed under German law as a Gesellschaft mit beschränkter Haftung (“GmbH”) — or a private limited liability company. As established by German law, on formation, each shareholder received a single share in the amount of the respective share capital holding. No share certificates were issued and shares are not freely transferable. At September 30, 2002, Dendron has a total capital stock of €686,000.

Holders of each share have one vote for each €50 share-value held of record on all matters submitted to a vote of shareholders. Dividends on shares may be declared and paid from funds available to Dendron.

(c)	Capital nature transactions

On July 13, 2001, the shareholders of Dendron entered into a Securities Purchase Agreement (the “Purchase Agreement”) with a pool of investors (the “Investors”). In connection with this Purchase Agreement, Dendron issued 2 shares to the Investors with a value of €93,000 per share for a total purchase price of €2,999,749 million. Net proceeds to Dendron amounted to €2,974,185 million after reduction of related issuance costs.

The characteristics of these shares are listed as follows:

Voting rights:

The holders of these shares have full voting rights and powers equal to the voting rights and powers of the other shareholders.

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NOTES TO FINANCIAL STATEMENTS—(Continued)

However, the consent of the Investors is required for Dendron to perform the following, among other things:

Amend or otherwise alter Dendron’s articles of incorporation, by-laws or other charter documents in any manner that adversely affects the rights of the Investors;

Cause the sale of all or substantially all of the assets of Dendron;

Enter or continue into any transaction with the existing shareholders and their immediate families;

Consent to any liquidation, dissolution, or winding up of Dendron;

Declare or pay any dividend or distribution on any share of capital stock other than to the Investors in accordance with Dendron’s articles of incorporation;

Dividends:

The Investors are entitled to receive dividends when and if declared, at the same rate as dividends to the other shareholders, based on the respective shareholdings in Dendron.

Note (17)    Commitments and contingencies

Leases

Dendron leases production facilities, office space and production equipment under operating lease agreements with original terms ranging from 3 years to 9 years. Rent expense amounted to €77,808 and €96,150 for Fiscal 2001 and Fiscal 2002, respectively. At December 31, 2001, Dendron’s annual lease obligations under non-cancelable operating leases are as follows:

Year ended December 31,	Amount
2002	€ 71,280
2003	71,280
2004	71,280
2005	71,280
2006	71,280
Later years through 2011	356,400

Employment agreements

Dendron has entered into employment agreements with certain key employees providing for aggregate annual compensation of €282,861 and other compensation guidelines for each employee. Pursuant to the terms of the employment agreements, the executives are generally entitled to receive compensation in the form of (i) an annual fee payable in cash on a monthly basis

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NOTES TO FINANCIAL STATEMENTS – (Continued)

and (ii) an annual bonus equal to 1.5% of an adjusted net income, as defined in the agreements, but not exceeding €25,000 per annum and (iii) other discretionary bonuses. In addition, the agreements include confidentiality provisions, invention assignment provisions, and covenants not to compete. The employment agreements initially expire on December 31, 2003. Due to the losses generated in Fiscal 2001 and 2002 management has waived any rights to receive such determined bonuses and therefore, no amounts were accrued for bonuses.

Contingent interest liability

In August 1999, Dendron entered into a written agreement with the governmental authorities of Nordrhein-Westfalen (NRW) and two related parties, EFMT and ReDis, pursuant to which Dendron was jointly and severally liable together with the two other entities for the reimbursement of interest charged to EFMT originally by NRW for governmental grants received by EFMT prior to the sale of its business assets to Dendron and ReDis in November 1998. The grants received are not themselves required to be repaid in any form. The agreement stated that an amount up to a maximum of €245,988, representing only interest on granted amounts, would have to be reimbursed to NRW by any of the three companies individually or collectively, whichever becomes profitable first, during a period of 30 years. Based on conversations with NRW, Dendron learned that NRW intends to renegotiate the terms of the claim. Due to the fact that the three companies under the agreement incurred significant losses during the past years, NRW expressed its intentions to (i) reduce the reimbursable amounts and/or (ii) shorten the period allowed for reimbursement. While the ultimate outcome of this claim cannot be ascertained at this time, based on current knowledge of the facts and status of negotiations, management believes that the most probable amount that could be incurred is €60,000. Dendron has appropriately accrued for this amount in these financial statements.

Note (18)    Litigation

Dendron is involved in various lawsuits from time to time. In management’s opinion, Dendron is not currently involved in any legal proceedings other than those specifically identified below which, individually or in the aggregate, could have a material effect on the financial condition, operations or cash flows of Dendron. Dendron’s total accrual for litigation-related reserves as of December 31, 2001 and September 30, 2002 was €489,000 and €515,000, respectively.

Dendron believes that it has meritorious defenses against claims that it has infringed patents of others. However, there can be no assurance that Dendron will prevail in any particular case. An adverse outcome in one or more cases in which Dendron’s products are accused of patent infringement could have a material adverse effect on Dendron. Further, product liability claims may be asserted in the future relative to events not known to management at the present time. Dendron has insurance coverage, which management believes is adequate to protect against product liability losses that could otherwise materially affect Dendron’s financial position.

Litigation with the Regents of the University of California

On September 1, 2000, Dendron was named as the defendant in three patent infringement lawsuits brought by the Regents of the University of California (the “plaintiff”) in the

DENDRON GMBH

NOTES TO FINANCIAL STATEMENTS – (Continued)

District Court of Nordrhein-Westfalia (Landgericht) in Düsseldorf, Germany. The complaint requested a judgment that Dendron ’s EDC I coil device infringes three European patents held by the plaintiff and asks for relief in the form of an injunction that would prevent Dendron from selling the products within Germany and from Germany to customers abroad, as well as an award of damages caused by Dendron’s alleged infringement, and other costs, disbursements and attorneys’ fees. In August 2001, the Court issued a written decision that EDC I coil devices do infringe the plaintiff’s patents and requested Dendron to disclose the individual product’s costs as the basis for awarding damages. In September 2001, Dendron appealed the decision.

On July 4, 2001, the plaintiff filed another suit against Dendron alleging that EDC I coil device infringes another European patent held by the plaintiff. The complaint was filed in the District Court of Düsseldorf, Germany seeking additional monetary and injunction relief. In April, 2002, the Court found that EDC I coil devices do infringe the plaintiff’s patent. In May 2002, Dendron appealed the decision.

A hearing for all the appeals is scheduled for February 20, 2003.

Litigation with William Cook Europe ApS, Denmark

On April 2, 2002, Dendron was named as the defendant in a patent infringement lawsuit brought by William Cook Europe ApS, Denmark (the “plaintiff”), alleging that a German patent owned by the plaintiff is infringed by Dendron’s EDC II “curved tip” coil devices. The suit was filed in the District Court of Nordrhein-Westfalia (Landgericht) in Düsseldorf, seeking monetary and injunction relief. A hearing is scheduled for December 17, 2002.

Note (19)    Related party transactions

During Fiscal 2001 and Fiscal 2002, Dendron contracted €453,211 and €266,430, respectively, of research and development services with EFMT. Prof. Grönemeyer and Augusta Krankenanstalt, then shareholders of Dendron who are also shareholders of EFMT. In addition, Mr. Galla, an officer of Dendron, was also an officer of EFMT until June 2002.

Also, Dendron leases certain manufacturing equipment and space from this entity. The manufacturing space was leased until April 2002 when Dendron moved to another location rented from a third party. During Fiscal 2001 and Fiscal 2002, rent expense paid to this related party was €87,066 and €45,565, respectively.

As of September 30, 2002, accounts payable related to the above mentioned transactions included €92,761, due to this entity. These amounts pertain to research and development activities performed by EFMT for Dendron. In addition an accrual in the amount of €40,000 for outstanding invoices for research and development activities performed by EFMT for Dendron has been set up, see Note [11]. As of December 31, 2001, accounts receivable amounted to €38,776.

As discussed in Note [2], Dendron acquired certain of EFMT’s business assets on December 31, 1998. Dendron agreed to pay to EFMT (i) concerning purchased patents and patent applications an amount of €1.5 million by January 15, 1999, an additional amount of €0.5 million by April 15, 2000, (ii) concerning purchased inventory an amount of 75% of the final price to

DENDRON GMBH

NOTES TO FINANCIAL STATEMENTS – (Continued)

be determined 14 days after the stock taking and 25% by May 4, 1999. As of December 31, 2001 and September 30, 2002, short-term and long-term liabilities included seller financing payable to EFMT for a principal amount of €506,493 (including accrued interest of €63,715) and €216,136 (including accrued interest of €11,901), respectively.

In Fiscal 2001 and Fiscal 2002, Dendron recognized interest expense on the seller financing of €46,366 and €11,901, respectively.

During Fiscal 2001 and Fiscal 2002, Dendron contracted accounting, payroll, IT and other managerial services with dg Micromedicine GmbH (“dg Micro”), a company wholly-owned by Prof. Grönemeyer, then Dendron’s largest shareholder. Additionally, Mr. Galla, then an officer of Dendron, was also an officer of dg Micro until June 2002. Based on an oral agreement, dg Micro bills Dendron a monthly amount based on actual costs incurred plus a mark-up of 15%. Costs to Dendron totaled €308,468 and €193,000, for Fiscal 2001 and Fiscal 2002, respectively. As of September 30, 2002, accounts payable included €226,229, due to this entity. Prepaid expenses totaled €29,198 for Fiscal 2002.

In October 2001, Dendron entered into a loan agreement with Visus Technologie Transfer GmbH (“Visus”), a shareholder of which is dg Micro, a company wholly-owned by Prof. Grönemeyer, who was then Dendron’s largest shareholder. Additionally Mr. Galla, an officer of Dendron was also an officer of Visus until June 2002. According to this agreement, Visus borrowed €51,129 from Dendron under a 6.0% interest rate short-term loan. The loan was payable on demand. In November 2001, the obligation was transferred from Visus to dg Micro. Amounts receivable under the loan were offset against amounts payable under the service agreement with dg Micro.

In April 2001, Dendron was granted a short-term loan of €255,646 from ReDis Gesellschaft für Wiederaufbereitung in der Medizin mbH (“ReDis”), a company owned by parties who were then shareholders of Dendron, including Prof. Grönemeyer, then the largest shareholder of Dendron. Additionally, Mr. Galla, an officer of Dendron, was an officer of ReDis until June 2002. The loan accrued interest at a fixed interest rate of 6.0% and was payable on demand. Dendron repaid the loan in September 2001. Dendron recognized interest expense of €5,538 in Fiscal 2001 in connection with this loan.

Dendron subleases a portion of its manufacturing and office space rented from a third party to ReDis under a verbal agreement commencing on May 1, 2002. Rent income was €23,092 for the five-month period ended September 30, 2002. The agreement terminates on December 1, 2002. As of September 30, 2002, accounts receivable included €20,843 due from this entity.

Dendron rents its office space from Institut für Microtherapie (“IMT”), which is wholly owned by Prof. Grönemeyer, formerly Dendron’s largest shareholder. Rental expenses totaled €56,357 and €16,660 for Fiscal 2001 and Fiscal 2002, respectively. As of September 30, 2002, accounts payable included €13,043, due to this entity. In addition, Dendron sells products to IMT. Dendron generated revenues from IMT of €20,360 and €8,560 in Fiscal 2001 and 2002, respectively. As of December 31, 2001 and September 30, 2002, accounts receivable included €3,486 and net nil, after a valuation allowance of €12,373 for Fiscal 2002, respectively, due from this entity. As of December 31, 2002, an accounts payable included an amount of €13,043.

DENDRON GMBH

NOTES TO FINANCIAL STATEMENTS – (Continued)

In November 1998, Dendron entered into a license agreement with Dr. Henkes, then a shareholder of Dendron, pursuant to which Dendron was granted the exclusive rights to use a patent owned by him. According to the terms of the license agreement, Dendron has to pay 5.0% of any revenues obtained from the sale of products manufactured using this patent. Dendron has not yet manufactured any product using this patent and accordingly, no license fees have been paid to Dr. Henkes. Dr. Henkes is contracted by EFMT to perform medical research for EFMT in the name of Dendron. These activities are charged to Dendron in accordance with the EFMT research and development agreement between EFMT and Dendron. Costs to Dendron totaled €129,177 and €86,118, for Fiscal 2001 and Fiscal 2002, respectively. As of September 30, 2002, amounts payable to Henkes totaled €4,418. This amount pertains to travel expenses incurred on behalf of Dendron by Dr. Henkes and not to medical research activities.

Alfred Krupp Hospital in Essen, Germany (“Krupp”) is the major customer of Dendron. Dr. Henkes, formerly a shareholder of Dendron, is a leading medical doctor employed at Krupp. Dendron generated revenues from Krupp of €861,936 and €816,716 in Fiscal 2001 and Fiscal 2002, respectively. As of December 31, 2001 and September 30, 2002, accounts receivable included €5,807 and €33,016, respectively, due from Alfred Krupp Hospital.

In 2001, Dendron, together with 12 other companies and institutions, formed a center for research and development called Kompetenzzentrum Medizintechnik Ruhr (“KMR”). The purpose of KMR is to perform advanced medical research and is financed by the German government. According to a cooperation agreement among the parties involved in the project, each participant will benefit from future results of the research venture. Dr. Monstadt, formerly a shareholder and officer and currently managing director of Dendron, is a member of the board of directors of KMR.

Dendron has entered into an employment agreement with Dr. Monstadt, a former shareholder of Dendron, as managing director. Pursuant to the terms of the agreement, Dr. Monstadt is entitled to receive compensation in the form of (i) an annual fee payable in cash on a monthly basis and (ii) an annual bonus equal to 1.5% of an adjusted net income, as defined in the agreement, but not exceeding €25,000 per annum and (iii) other discretionary bonuses. In addition, the agreement includes confidentiality provisions, invention assignment provisions, and covenants not to compete. Total compensation paid to this officer was €100,685 and €75,230 in Fiscal 2001 and Fiscal 2002, respectively. As of December 31, 2001 and September 30, 2002, no salaries payable due to Dr. Monstadt were unpaid.

During Fiscal 2001, outstanding shareholder receivable amounts were paid to Dendron by certain shareholders. The amounts received were greater than the amounts of the receivable resulting in a related party liability in the amount of €3,388 for Fiscal 2001 and Fiscal 2002.

Note (20)    Disclosures about fair value of financial instruments

SFAS No. 107, “Disclosures About Fair Value of Financial Instruments”, requires disclosure of fair value information about financial instruments whether or not recognized in the balance sheet, for which it is practicable to estimate fair value.

Fair value estimates are made as of a specific point in time based on the characteristics of the financial instruments and the relevant market information. Where available, quoted market prices are

DENDRON GMBH

NOTES TO FINANCIAL STATEMENTS – (Continued)

used. In other cases, fair values are based on estimates using other valuation techniques, such as discounting estimated future cash flows using a rate commensurate with the risks involved or other acceptable methods. These techniques involve uncertainties and are significantly affected by the assumptions used and the judgements made regarding risk characteristics of various financial instruments, prepayments, discount rates, estimates of future cash flows, future expected loss experience, and other factors. Changes in assumptions could significantly affect these estimates. Derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in an immediate sale of the instrument. Also, because of differences in methodologies and assumptions used to estimate fair value, Dendron’s fair values should not be compared to those of other companies.

Under SFAS 107, fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Accordingly, the aggregate fair value amount presented does not represent the underlying value of Dendron. For certain assets and liabilities, the information required under SFAS 107 is supplemental with additional information relevant to an understanding of the fair value.

The methods and assumptions used to estimate the fair values of each class of financial instruments as of December 31, 2001 and September 30, 2002 are as follows:

Accounts Receivable, Net

Carrying amounts are considered to approximate fair value. All amounts that are assumed to be uncollectible within a reasonable time are written off and reserved for.

Accounts Payable

The carrying amount of accounts reported in the balance sheet is equal to its fair value.

Overdraft facilities

The carrying amount of overdraft facilities reported in the balance sheet approximates fair value due to its short term nature.

Long Term Debt

The carrying value of long-term debt approximates fair value as they bear interest at or near current market rates.

Other Receivables and Other Liabilities

The carrying amount of other receivables and other liabilities reported in the balance sheet approximates fair value due to their short term nature.

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NOTES TO FINANCIAL STATEMENTS – (Continued)

Note (21)    Distribution agreements

Germany operations

On October 15, 2001, Dendron signed a sales representative agreement with C. Nicolai GmbH & Co. KG (Nicolai). Under the terms of the agreement, Nicolai provides product promotion, marketing and sales solicitation, in Germany, for customers other than Alfried Krupp Krankenhaus, Dendron’s major customer. Under the terms of the agreement, products are not shipped to Nicolai but directly to customers. As compensation for his services, Dendron pays a variable fee of 25% of all sales completed in Germany to customers other than sales to Alfried Krupp Krankenhaus. Under the agreement, Dendron accrued marketing expense of €9,276 and €96,155 in Fiscal 2001 and Fiscal 2002, respectively.

International operations

Dendron has established international distribution arrangements, focused on the introduction and market penetration of its products, in most parts of Europe, Latin America, and countries in the Asia-Pacific region, including Australia and Japan, through a network of specialty medical device distributors. The initial terms of the agreements generally range between 2 and 5 years, and may be extended either automatically, unless terminated, or by mutual agreement. The agreements may be terminated by Dendron if certain events have occurred or if the distributors have not achieved certain performance criteria, as defined in the agreements. Certain agreements are also terminable by Dendron upon payment by Dendron of a termination fee, as defined in the agreements.

Note (22) Subsequent events

On September 3, 2002, the shareholders of Dendron entered into a binding securities purchase agreement with Micro Therapeutics, Inc. On October 4, 2002, Micro Therapeutics, Inc. announced it had completed the acquisition of 100% of the outstanding share capital of Dendron. As such, Dendron became a wholly-owned subsidiary of Micro Therapeutics, Inc.

As more described in Note [3], Dendron has primarily incurred losses since its inception and as of September 30, 2002, its current liabilities exceeded its current assets by approximately €(3.2) million. For Fiscal 2001 and Fiscal 2002 Dendron recorded negative cash flows from operations of €(2.4) million and €(1.1) million, respectively.

Effective October 7, 2002, Micro Therapeutics, Inc. assumed control of Dendron’s management and established a plan to improve the strength of Dendron’s balance sheet and to restructure its ongoing operations in an effort to improve profitability and operating cash flow.

As part of the parent company’s plan, management of Dendron is taking actions to improve cash flow and increase revenues, including: (1) the world-wide deployment and marketing of Dendron’s products, including the United States, Japan and Europe, and increase of the revenue-base in new and existing markets within the European Union; (2) receive financial support from the parent company as needed in the form of capital contributions or loans. Dendron also believes that additional cost savings can be generated by centralizing its distribution efforts with the parent company’s distribution partner. Dendron believes that it will

DENDRON GMBH

NOTES TO FINANCIAL STATEMENTS – (Continued)

be able to complete the necessary steps in order to meet its cash flow requirements throughout Fiscal 2003 and continue its development and commercialization efforts.

As of the date of these financial statements, Dendron has not received a commitment for financial support from its parent company. In addition, no assurance can be given that Dendron will be successful in obtaining such a commitment, or that other forms of capital will be available on terms acceptable to Dendron. There is no guarantee that projected increases in revenues will be sufficient to ensure the continued viability of Dendron. Further, there can be no assurance that even if such financial support is obtained and that revenues are increased, that Dendron will achieve profitability or positive cash flows. These conditions raise substantial doubt about Dendron’s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

As a result of the acquisition described above, Dendron is in the process of informing substantially all its current distributors of their intent to terminate these agreements. Negotiations regarding the specific terms of termination are currently being determined.

On November 4, 2002, Dendron entered into termination agreements with two key executives. Pursuant to the terms of the termination agreements, Dendron is obligated to continue to pay compensation through December 31, 2003 in an aggregate amount of €240,000.

As discussed in Note [14], under the terms of the partnership agreement with Technologie-Beteiligungsgesellschaft mbH der Deutschen Ausgleichsbank (the “silent partner/Stiller Beteiligter”), a change in control of Dendron resulting from the transaction with Micro Therapeutics, Inc. allowed the silent partner to request the redemption of the silent partnership obligation payable at original principal amount plus any accrued but unpaid interest plus 30% of the original principal amount. Dendron received a notice of redemption on October 4, 2002. The silent partner waived €50,000 from the total amount owed by Dendron. On October 28, 2002, Dendron paid €1.9 million.

On October 7, 2002, Dendron repaid the term loan payable in an amount of €1.2 million. Accordingly, all pledges on Dendron’s inventory, patents and patent applications and receivables were released.

APPENDIX B

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following Unaudited Pro Forma Combined Financial Information is based on the historical financial statements of the Company and Dendron, and has been prepared to illustrate the effect of the acquisition of Dendron.

In this Unaudited Pro Forma Combined Financial Information certain Euro amounts have been translated into United States dollars at the rate of €1.0123 to the dollar. Such translations should not be construed as representations that the Euro amounts represent, or have been or could be converted into, United State dollars at that or any other rate.

The Unaudited Pro Forma Combined Balance Sheets at December 31, 2001 and September 20, 2002 give effect to the acquisition of Dendron as if it had occurred on those respective dates, and were prepared based upon the balance sheets of the Company and Dendron as of such respective dates.

The Unaudited Pro Forma Combined Statements of Operations for the year ended December 31, 2001 and the nine months ended September 30, 2002 give effect to the acquisition of Dendron as if it had occurred on January 1, 2001 and 2002, respectively. The Unaudited Pro Forma Combined Statements of Operations for the year ended December 31, 2001 and for the nine months ended September 30, 2002 were prepared based upon the statements of operations of the Company and Dendron for such respective periods.

The Unaudited Pro Forma Combined Financial Information is based on certain assumptions and adjustments described in the notes to the Unaudited Pro Forma Combined Financial Information included in this proxy statement and should be read in conjunction with the historical financial statements and accompanying disclosures contained in the December 31, 2001 consolidated financial statements and notes thereto of the Company, as they appear in the Company’s December 31, 2001 Form 10-KSB and September 30, 2002 Form 10-QSB, and Dendron’s December 31, 2001 and September 30, 2002 financial statements which appear elsewhere in this proxy statement.

The Unaudited Pro Forma Combined Financial Information presented below does not reflect future events that may occur. The Company believes that operating expense synergies between the Company and Dendron may be realized in the future. However, for purposes of the Unaudited Pro Forma Combined Financial Information presented below, these synergies have not been reflected because there can be no assurances that such synergies, if any, will be achieved.

As a result of these assumptions, estimates and uncertainties, the accompanying Unaudited Pro Forma Combined Financial Information does not purport to describe the actual financial condition or results of operations that would have been achieved had the acquisition in fact occurred on the dates indicated, nor does it purport to predict the Company’s future financial condition or results of operations.

MICRO THERAPEUTICS, INC.
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
As of December 31, 2001
In U.S. Dollars

	Micro Therapeutics Historical	Dendron Historical	Combined	Adjustments		Pro Forma
ASSETS
Current Assets
Cash	$36,974,206	$31	$36,974,237	$(28,098,790	)(a)	$8,875,447
Accounts receivable	1,087,181	211,461	1,298,642			1,298,642
Inventories	2,550,065	500,136	3,050,201			3,050,201
Prepaid expenses and other current assets	411,142	297,100	708,242			708,242

Total current assets	41,022,594	1,008,728	42,031,322	(28,098,790)		13,932,532

Non-Current Assets
Property and equipment	1,589,181	134,470	1,723,651			1,723,651
Patents, licenses and technology	1,817,253		1,817,253	10,100,000	(a)	11,917,253
Goodwill	—	—	—	13,328,112	(a)	13,328,112
Other assets	42,110	—	42,110			42,110

Total non-current assets	3,448,544	134,470	3,583,014	23,428,112		27,011,126

TOTAL ASSETS	$44,471,138	$1,143,198	$45,614,336	$(4,670,678)		$40,943,658

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIENCY)
Current Liabilities
Accounts payable	$938,201	$165,979	$1,104,180			$1,104,180
Overdraft facilities	—	361,402	361,402	$(361,402	)(a)	—
Current portion of long-term debt	—	601,662	601,662	(601,662	)(a)	—
Accrued salaries and benefits	1,107,293	63,625	1,170,918			1,170,918
Accrued liabilities	5,584,564	524,502	6,109,066			6,109,066
Deferred revenue and other liabilities	100,005	18,414	118,419			118,419

Total current liabilities	7,730,063	1,735,584	9,465,647	(963,064)		8,502,583

Non-current liabilities
Long-term debt	—	1,262,482	1,262,482	(1,262,482	)(a)	—
Deferred revenue and other liabilities	575,002	59,274	634,276	(59,274	)(a)	575,002

Total non-current liabilities	575,002	1,321,756	1,896,758	(1,321,756)		575,002

TOTAL LIABILITIES	8,305,065	3,057,340	11,362,405	(2,284,820)		9,077,585

SHAREHOLDERS’ EQUITY (DEFICIENCY)
Capital stock	20,194	677,698	697,892	(677,698	)(a)	20,194
Additional paid in capital	109,763,742	2,754,442	112,518,184	(2,754,442	)(a)	109,763,742
Receivables from shareholders	(384,575)	(158,876)	(543,451)	158,876	(a)	(384,575)
Accumulated deficit	(73,233,288)	(5,187,407)	(78,420,695)	887,407	(a)	(77,533,288)

Total shareholders’ equity (deficiency)	36,166,073	(1,914,143)	34,251,930	(2,385,857	)(a)	31,866,073

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIENCY)	$44,471,138	$1,143,197	$45,614,335	$(4,670,677)		$40,943,658

See notes to unaudited pro forma combined financial statements.

MICRO THERAPEUTICS, INC.
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
As of September 30, 2002
In U.S. Dollars

	Micro Therapeutics Historical	Dendron Historical	Combined	Adjustments		Pro Forma
ASSETS
Current Assets
Cash	$28,228,943	$2,159	$28,231,102	$(28,098,790	)(a)	$132,312
Accounts receivable	2,912,786	541,594	3,454,380			3,454,380
Inventories	3,224,271	537,056	3,761,327			3,761,327
Prepaid expenses and other current assets	2,973,070	173,022	3,146,092	(28,844	)(a)	3,117,248

Total current assets	37,339,070	1,253,831	38,592,901	(28,127,634)		10,465,267

Non-Current Assets
Property and equipment	1,458,709	610,452	2,069,161			2,069,161
Patents, licenses and technology	2,006,777	—	2,006,777	10,100,000	(a)	12,106,777
Goodwill	—	—	—	12,959,965	(a)	12,959,965
Other assets	683,642	20,421	704,063			704,063

Total non-current assets	4,149,128	630,873	4,780,001	23,059,965		27,839,966

TOTAL ASSETS	$41,488,198	$1,884,704	$43,372,902	$(5,067,669)		$38,305,233

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIENCY)
Current Liabilities
Accounts payable	$1,030,230	$640,209	$1,670,439	$(223,491	)(a)	$1,446,948
Overdraft facilities	—	711,937	711,937	(711,937	)(a)	—
Partnership obligation	—	1,481,847	1,481,847	(1,481,847	)(a)	—
Current portion of long-term debt	—	516,583	516,583	(516,583	)(a)	—
Accrued salaries and benefits	1,557,603	37,943	1,595,546			1,595,546
Accrued liabilities	2,259,192	1,037,095	3,296,287	(395,159	)(a)	2,901,128
Deferred revenue and other liabilities	100,005	20,438	120,443			120,443

Total current liabilities	4,947,030	4,446,052	9,393,082	(3,329,017)		6,064,065

Non-current liabilities
Long-term debt	—	909,187	909,187	(909,187	)(a)	—
Deferred revenue and other liabilities	500,002	59,274	559,276	(59,274	)(a)	500,002

Total non-current liabilities	500,002	968,461	1,468,463	(968,461)		500,002

TOTAL LIABILITIES	5,447,032	5,414,513	10,861,545	(4,297,478)		6,564,067

SHAREHOLDERS’ EQUITY (DEFICIENCY)
Capital stock	24,440	677,698	702,138	(677,698	)(a)	24,440
Additional paid in capital	119,025,929	2,754,442	121,780,371	(2,754,442	)(a)	119,025,929
Receivables from shareholders	(384,575)	—	(384,575)			(384,575)
Accumulated deficit	(82,624,628)	(6,961,949)	(89,586,577)	2,661,949	(a)	(86,924,628)

Total shareholders’ equity (deficiency)	36,041,166	(3,529,809)	32,511,357	(770,191)		31,741,166

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIENCY)	$41,488,198	$1,884,704	$43,372,902	$(5,067,669)		$38,305,233

See notes to unaudited pro forma combined financial information.

MICRO THERAPEUTICS, INC.
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
Year Ended December 31, 2001
In U.S. Dollars

	Micro Therapeutics Historical	Dendron Historical	Combined	Adjustments		Pro Forma
Net sales	$8,763,509	$2,040,309	$10,803,818			$10,803,818
Cost of sales	4,371,171	1,196,168	5,567,339			5,567,339

Gross margin	4,392,338	844,141	5,236,479			5,236,479

Costs and expenses
Research and development, clinical and regulatory	10,061,307	664,618	10,725,925	$1,010,000	(b)	11,735,925
Selling, general and administrative	8,977,469	1,851,193	10,828,662	(59,274	)(d)	10,769,388
Distribution amendment and termination	5,206,000	—	5,206,000			5,206,000
Other operating (income) expense		(3,579)	(3,579)			(3,579)

Total costs and expenses	24,244,776	2,512,232	26,757,008	950,726		27,707,734

Loss from operations	(19,852,438)	(1,668,091)	(21,520,529)	(950,726)		(22,471,255)
Other income (expense)
Interest income	736,872		736,872			736,872
Interest expense	(798,935)	(207,676)	(1,006,611)	207,676	(c)	(798,935)
Other income, net	826		826			826

Total other income (expense)	(61,237)	(207,676)	(268,913)	207,676		(61,237)

Loss before provision for income taxes and extraordinary item	(19,913,675)	(1,875,767)	(21,789,442)	(743,050)		(22,532,492)
Provision for income taxes	800	—	800			800

Loss before extraordinary item	(19,914,475)	(1,875,767)	(21,790,242)	(743,050)		(22,533,292)
Extraordinary loss on early extinguishment of debt	(716,380)	—	(716,380)			(716,380)

Net loss	$(20,630,855)	$(1,875,767)	$(22,506,622)	$(743,050	)(e)	$(23,249,672)

See notes to unaudited pro forma combined financial information.

MICRO THERAPEUTICS, INC.
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
Nine-Month Period Ended September 30, 2002
In U.S. Dollars

	Micro Therapeutics Historical	Dendron Historical	Combined	Adjustments		Pro Forma
Net sales	$8,922,636	$1,877,486	$10,800,122			$10,800,122
Cost of sales	3,927,201	919,449	4,846,650			4,846,650

Gross margin	4,995,435	958,037	5,953,472			5,953,472

Costs and expenses
Research and development, clinical and regulatory	9,139,041	677,285	9,816,326	$757,500	(b)	10,573,826
Selling, general and administrative	13,151,947	1,517,229	14,669,176	(53,406	)(d)	14,615,770
Other operating (income) expense		33,682	33,682			33,682

Total costs and expenses	22,290,988	2,228,196	24,519,184	704,094		25,223,278

Loss from operations	(17,295,553)	(1,270,159)	(18,565,712)	(704,094)		(19,269,806)
Other income (expense)
Interest income	384,091		384,091			384,091
Interest expense	(4,530)	(504,383)	(508,913)	504,383	(c)	(4,530)
Gain on sale of investment	7,385,812		7,385,812			7,385,812
Foreign currency transaction gain	141,303		141,303			141,303

Total other income (expense)	7,906,676	(504,383)	7,402,293	504,383		7,906,676

Loss before provision for income taxes	(9,388,877)	(1,774,542)	(11,163,419)	(199,711)		(11,363,130)
Provision for income taxes	2,463	—	2,463			2,463

Net loss	$(9,391,340)	$(1,774,542)	$(11,165,882)	$(199,711	)(e)	$(11,365,593)

See notes to unaudited pro forma financial information.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The adjustments to arrive at the unaudited pro forma combined financial information are as follows:

(a)
To reflect the acquisition of Dendron for cash, the concurrent repayment of certain of Dendron’s obligations, which repayments were conditions for closing of the acquisition, and estimated purchase price allocations.

(b)	To record the amortization of acquired technology.

(c)	To eliminate interest expense related to Dendron obligations that were repaid concurrent with the acquisition.

(d)	To eliminate an expense related to services that were terminated concurrent with the acquisition.

(e)	Excludes a charge of approximately $4.3 million related to in-process research and development.

PROXY                                                                         MICRO THERAPEUTICS, INC.
Proxy Solicited by the Board Of Directors
Special Meeting of the Stockholders – December 31, 2002

The undersigned hereby nominates, constitutes and appoints Thomas C. Wilder, III and Harold Hurwitz, and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of MICRO THERAPEUTICS, INC. which the undersigned is entitled to represent and vote at a Special Meeting of Stockholders of the Company to be held at 2 Goodyear, Irvine, California 92618 on December 31, 2002, at 10:00 a.m., and at any and all adjournments or postponements thereof, as fully as if the undersigned were present and voting at the meeting, as follows:

THE DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1, 2, 3 and 4.

1.
AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 35,000,000 TO 45,000,000 AND THE TOTAL NUMBER OF AUTHORIZED SHARES OF THE COMPANY’S CAPITAL STOCK FROM 40,000,000 TO 50,000,000.

☐ FOR                        ☐ AGAINST                        ☐ ABSTAIN

2.	APPROVAL OF THE SALE AND ISSUANCE OF UP TO 10,345,905 SHARES OF THE COMPANY’S COMMON STOCK.

☐ FOR                        ☐ AGAINST                        ☐ ABSTAIN

3.	AMENDMENT OF THE COMPANY’S EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE THEREUNDER BY 200,000 SHARES.

☐ FOR                        ☐ AGAINST                        ☐ ABSTAIN

4.	AMENDMENT OF THE COMPANY’S 1996 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE THEREUNDER BY 1,000,000 SHARES.

☐ FOR                        ☐ AGAINST                        ☐ ABSTAIN

IN THEIR DISCRETION, ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

IMPORTANT—PLEASE SIGN AND DATE ON OTHER SIDE AND RETURN PROMPTLY

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. WHERE NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED “FOR” THE AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK THEREUNDER, “FOR” THE APPROVAL OF THE SALE AND ISSUANCE OF UP TO 10,345,905 SHARES OF THE COMPANY’S COMMON STOCK, “FOR” THE AMENDMENT OF THE COMPANY’S EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE THEREUNDER, AND “FOR” THE AMENDMENT OF THE COMPANY’S 1996 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE THEREUNDER.

Date                     , 2002

(Signature of stockholder)
Please sign your name exactly as it appears hereon. Executors, administrators, guardians, officers of corporations and others signing in a fiduciary capacity should state their full titles as such.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN
AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.